                                                                   EXHIBIT 10.67

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                       PINNACLE WEST CAPITAL CORPORATION,

                          EL DORADO INVESTMENT COMPANY

                                       AND

                                    USEC INC.



                                   DATED AS OF

                                  JULY 29, 2004

                                TABLE OF CONTENTS

                                                                                            PAGE
Article 1         DEFINITIONS..................................................................1

         1.1      Definitions..................................................................1

Article 2         SALE AND PURCHASE OF COMPANY SHARES.........................................11

         2.1      Sale and Purchase of Company Shares.........................................11

         2.2      Purchase Price..............................................................11

         2.3      Preliminary Merger..........................................................11

         2.4      Closing.....................................................................11

         2.5      Closing Deliveries by the Seller Parties....................................11

         2.6      Closing Deliveries by Purchaser.............................................13

         2.7      Net Working Capital Determination...........................................14

Article 3         REPRESENTATIONS AND WARRANTIES REGARDING THE
                  SELLER PARTIES..............................................................15

         3.1      Organization and Authority of the Seller Parties............................15

         3.2      Authorization; Enforceability...............................................15

         3.3      No Conflicts................................................................16

         3.4      Brokers, Finders, etc.......................................................16

         3.5      Solvency....................................................................16

         3.6      Proceedings.................................................................16

Article 4         REPRESENTATIONS AND WARRANTIES REGARDING THE
                  COMPANY AND THE SUBSIDIARY..................................................17

         4.1      Organization and Authority of Company.......................................17

         4.2      No Conflicts................................................................17

         4.3      Notices and Consents........................................................18

         4.4      Capitalization of the Company; Title to the Company Shares..................18

         4.5      Capitalization of the Subsidiary; Title to the Subsidiary Shares............19

         4.6      Financial Statements........................................................20

         4.7      No Guarantees, Sureties, Indemnities........................................20

         4.8      Books and Records...........................................................21

         4.9      Taxes.......................................................................21

         4.10     Absence of Changes; Absence of Undisclosed Liabilities......................23

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
         4.11     Proceedings.................................................................24

         4.12     Material Contracts..........................................................25

         4.13     Insurance...................................................................27

         4.14     Title to Assets.............................................................28

         4.15     Sufficiency of Assets.......................................................28

         4.16     Condition of Facilities and Equipment.......................................28

         4.17     Accounts Receivables........................................................28

         4.18     Accounts Payable............................................................29

         4.19     Intellectual Property.......................................................29

         4.20     Permits.....................................................................30

         4.21     Environmental Matters.......................................................31

         4.22     Compliance with Applicable Laws.............................................31

         4.23     Employees...................................................................32

         4.24     Benefit Plans...............................................................33

         4.25     Customers and Suppliers.....................................................36

         4.26     Affiliate Contracts.........................................................36

         4.27     Bank Accounts...............................................................36

         4.28     NRC Matters.................................................................37

         4.29     New Technology..............................................................37

Article 5         REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................37

         5.1      Organization and Authority of Purchaser.....................................37

         5.2      Authorization; Enforceability...............................................38

         5.3      No Conflicts................................................................38

         5.4      Notices and Consents........................................................38

         5.5      Proceedings.................................................................38

         5.6      Accredited Investor; Investment Intent......................................39

         5.7      Non-Foreign Status..........................................................39

         5.8      Brokers, Finders, etc.......................................................39

Article 6         COVENANTS OF THE PARTIES....................................................39

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
         6.1      Conduct of Business.........................................................39

         6.2      Further Assurances..........................................................41

         6.3      Confidentiality; Announcements..............................................42

         6.4      Tax Matters.................................................................43

         6.5      Employment Matters..........................................................49

         6.6      Payment of Company and Subsidiary Debt Obligations..........................49

         6.7      No Solicitation.............................................................50

         6.8      Non-Competition; No Solicitation of Employees...............................50

         6.9      Termination of Affiliate Contracts..........................................51

         6.10     Change of Control Arrangements..............................................51

         6.11     Access to Company and Subsidiary Information................................51

         6.12     Use of Company and Subsidiary Name After the Closing........................52

         6.13     Parent Support Obligations..................................................52

Article 7         CONDITIONS FOR CLOSING......................................................53

         7.1      Conditions to Obligations of the Seller Parties.............................53

         7.2      Conditions to Obligations of Purchaser......................................53

Article 8         TERMINATION.................................................................55

         8.1      Termination.................................................................55

         8.2      Effect of Termination.......................................................56

Article 9         SURVIVAL AND INDEMNIFICATION................................................56

         9.1      Survival....................................................................56

         9.2      Indemnification By the Seller Parties.......................................56

         9.3      Indemnification by Purchaser................................................57

         9.4      Limitations on Indemnification Claims.......................................58

         9.5      Timing of Indemnification Claims............................................59

         9.6      Third-Party Claim Procedures................................................60

         9.7      Reserve Indemnity...........................................................62

         9.8      Exclusive Remedy............................................................62

Article 10        MISCELLANEOUS...............................................................62

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                            PAGE
         10.1     Expenses....................................................................62

         10.2     Specific Performance........................................................63

         10.3     Severability................................................................63

         10.4     Notices.....................................................................63

         10.5     Dispute Resolution..........................................................64

         10.6     Headings; Interpretation....................................................65

         10.7     Entire Agreement............................................................65

         10.8     Governing Law, etc..........................................................66

         10.9     Binding Effect; Assignment..................................................66

         10.10    No Third Party Beneficiaries................................................66

         10.11    Amendment; Waivers, etc.....................................................66

         10.12    Dates and Times.............................................................66

         10.13    Joint Preparation...........................................................67

         10.14    Limitation of Liability.....................................................67

         10.15    Counterparts................................................................67

LIST OF EXHIBITS

Exhibit A         Form of General Release
Exhibit B         Form of Right-to-Use Opinion
Exhibit C         Form of Indemnification Agreement
Exhibit D         Form of Retention/Confidentiality/Non-compete Agreement

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement"), dated as of July 29, 2004, is made by and among PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation ("Parent"), EL DORADO INVESTMENT COMPANY, an Arizona corporation ("El Dorado" and, together with Parent, the "Seller Parties"), and USEC INC., a Delaware corporation ("Purchaser"). The Seller Parties and Purchaser are sometimes referred to herein collectively as the "Parties" and each individually as a "Party".

                                    RECITALS

         A. Parent is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of El Dorado. El Dorado is the legal and beneficial owner of 1,051,439,075 shares of Class A Common Stock of NAC Holding Inc., a Delaware corporation (including any successor thereto, the "Company"), which shares constitute ninety-nine point seventy-six percent (99.76%) of the issued and outstanding shares of capital stock of the Company. The Company is the legal and beneficial owner of 1,100,100 shares of common stock, par value $0.01 per share (the "Subsidiary Shares"), of NAC International Inc., a Delaware corporation (the "Subsidiary"), which shares constitute all of the issued and outstanding shares of capital stock of the Subsidiary.

         B. The Seller Parties wish to cause El Dorado to sell, and Purchaser wishes to purchase from El Dorado, all of the issued and outstanding shares of capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties herein contained, and on the terms and subject to the conditions herein set forth, the Parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including in the Schedules), the following terms will have the respective meanings indicated below.

                  "Additional Reserves" has the meaning set forth in Section
         9.7.

                  "Adjustment Notice" has the meaning set forth in Section
         2.7(b).

                  "Affiliate" of a Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Affiliated Group" means any affiliated group within Code
         Section 1504(a) or any similar group defined under a similar provision of any other Applicable Law which includes Parent or any of its Affiliates (other than the Company and the Subsidiary).

                  "Agreement" means this Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time in accordance with the provisions hereof.

                  "Applicable Law" means, with respect to any Person, any constitution, treaty, statute, law (including common law), rule, regulation, ordinance, code, Governmental Approval, or any order, decision, injunction, judgment, award or decree of any Governmental Authority, in any such case to the extent applicable to such Person or any of its Affiliates or any of their respective assets and/or businesses.

                  "APS" means Arizona Public Service Company.

                  "APS Agreement" has the meaning set forth in Section 6.13(b).

                  "Benefit Plan" means each Employee Plan (expressly including the Employment Contracts) sponsored, maintained or contributed to or required to be contributed to by the Company or the Subsidiary or any ERISA Affiliate for the benefit of any Employee or any former employee of the Company or the Subsidiary.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Phoenix, Arizona or New York, New York are permitted or required by Applicable Law to close.

                  "Claim Threshold" has the meaning set forth in Section 9.4.

                  "Claims Period" has the meaning set forth in Section 9.5.

                  "Closing" has the meaning set forth in Section 2.4.

                  "Closing Date" has the meaning set forth in Section 2.4.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in Recital A to this Agreement.

                  "Company Required Consents" has the meaning set forth in
         Section 4.3.

                  "Company Shares" has the meaning set forth in Section 2.3.

                  "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption, certificate, declaration or order of, or any registration or filing with, any Person, including any Governmental Authority.

                  "Customary License Arrangements" means a non-exclusive royalty free license (or sublicense) appearing as an incidental feature in a contract for the sale of goods or the performance of consulting or development services in the ordinary course of the licensor's business, permitting the use of the licensed Intellectual Property for: (i) using or maintaining the goods and services which are the subject of the contract and delivered by the licensor under such contract, (ii) exercising rights of ownership in work product produced by the licensor under such contract, and/or (iii) enabling a Governmental Authority to reproduce, prepare derivative works, perform and/or display publicly copyrighted data or Software first produced by the licensor in the performance of a contract with the Governmental Authority. In no event will any contract that includes the transfer of ownership or the exclusive license of any Intellectual Property rights be considered a "Customary License Arrangement."

                  "Determination Date" has the meaning set forth in Section 2.7(d).

                  "DOE" means the United States Department of Energy.

                  "Effective Time" means 11:59 p.m. (New York, New York time) on the date immediately preceding the Closing Date.

                  "El Dorado" has the meaning set forth in the introductory paragraph on page 1 of this Agreement.

                  "Employee" has the meaning set forth in Section 4.23(a).

                  "Employee Plan" means each employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employment, fringe benefit, or other retirement, bonus, deferred or incentive compensation plan, program, arrangement or agreement sponsored, maintained or contributed to or required to be contributed to by the Company or the Subsidiary or any ERISA Affiliate for the benefit of any current or former employee or director of the Company or the Subsidiary or any ERISA Affiliate.

                  "Employment Contracts" has the meaning set forth in Section 4.23(c).

                  "Environmental Laws" mean all Applicable Laws, regulations, standards, requirements, ordinances, policies, guidelines, orders, approvals, notices, Permits or directives, or parts thereof, pertaining to environmental or occupational health and safety matters, in effect as at the date hereof, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or containers or casks containing Hazardous Substances or otherwise subject to any such laws.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company or the Subsidiary is or ever was deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

                  "Estimated Working Capital Adjustment" has the meaning set forth in Section 2.7(a).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" has the meaning set forth in Section 4.6(a).

                  "GAAP" means generally accepted accounting principles as in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.

                  "Governmental Approval" means any Consent of, with, or from any Governmental Authority.

                  "Governmental Authority" means any nation or government, including any foreign nation or government, any state, province, county, municipality or other political subdivision thereof, any entity (including but not limited to the International Atomic Energy Agency and the European Union and its institutions and communities) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any registrar of Intellectual Property (whether technically governmental or not) and including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any court, tribunal or arbitrator(s) of competent jurisdiction, any self-regulatory organization (including the New York Stock Exchange) or any Indian tribal authority.

                  "Government Contract" has the meaning set forth in Section 4.12(c).

                  "Hazardous Substance" means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal or remediation or for which there are restrictions pursuant to any Environmental Law regarding its use or disposal, under any Environmental Law, or is defined, listed or identified as a "hazardous waste," "toxic substance," "toxic material," "pollutant," "hazardous substance" or the like, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

                  "Indemnification Agreement" has the meaning set forth in
         Section 6.13(a).

                  "Indemnitee" has the meaning set forth in Section 9.6(a).

                  "Indemnitor" has the meaning set forth in Section 9.6(a).

                  "Indemnity Payment" has the meaning set forth in Section 6.13(a).

                  "Independent Accountants" has the meaning set forth in Section 2.7(c).

                  "Independent Firm" has the meaning set forth in Section
         6.4(m).

                  "Initial Termination Date" has the meaning set forth in
         Section 8.1(b).

                  "Intellectual Property" means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated with, and all registrations and applications for, any of the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including copyrights in Software and databases and any registrations and applications for any of the foregoing); mask works (as defined under 17 U.S.C. Section 901) and any registrations and applications for mask works; trade secrets, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, trade secrets); and rights of publicity relating to the use of the names, likenesses, voices, signatures and biographical information of real persons.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" means:

                  (a) when used to qualify a representation, warranty or other statement of the Seller Parties contained herein, the actual, direct and personal knowledge, after reasonable inquiry by them of Persons whom they believe, in good faith, to be the Persons generally responsible for the subject matters to which the knowledge is pertinent as of the date of inquiry, of Peter J. Walier (Chief Executive Officer of the Company), Michael R. Clarke (Chief Financial Officer of the Company), Steven M. Buckner (Vice President, Business Operations of the Subsidiary), Robert E. Helfrich (General Counsel and Corporate Secretary of the Company), Kent Cole (Vice President of Projects and Site Transportation Services of the Subsidiary), Charles Pennington (Vice President, Marketing and Business Development of the Subsidiary), Thomas Danner (Vice President, Engineering of the Subsidiary), Dan Collier (Vice President, Consulting of the Subsidiary) and/or John R. Finn (Venture Investments Manager of El Dorado), whom the Seller Parties reasonably believe in good faith to be the individuals generally responsible for the matters in respect of which the Seller Parties' or the Company's "Knowledge" is referenced herein;

                  (b) when used to qualify a representation, warranty or other statement of Purchaser, the actual, direct and personal knowledge, after reasonable inquiry by them of Persons whom they believe, in good faith, to be the Persons generally responsible for the subject matters to which the knowledge is pertinent as of the date of inquiry, of William H. Timbers (President and Chief Executive Officer of Purchaser) and/or Timothy B. Hansen (Senior Vice President, General Counsel and Secretary of Purchaser), whom Purchaser reasonably believes in good faith to be the individuals generally responsible for the matters in respect of which Purchaser's "Knowledge" is referenced herein; and

                  (c) all references to the Knowledge of the Seller Parties shall include the Knowledge of the Company and the Knowledge of the Subsidiary.

                  "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

                  "Lien" means any mortgage, deed of trust, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, lease, sublease, license, easement, right of way, covenant, encroachment, title defect, option, right of first refusal, proxy, voting trust or agreement or other restriction or limitation of any nature whatsoever.

                  "Loss" and "Losses" have the meanings set forth in Section
         9.2.

                  "Maine Yankee Guarantee" has the meaning set forth in Section 6.13(b).

                  "Material Adverse Effect" means a material adverse effect on the assets, business, properties, condition (financial and otherwise), prospects or the results of operations of the Company and the Subsidiary, taken as a whole, or on the ability of the Seller Parties to consummate the transactions contemplated by this Agreement; provided, however, that the following will not be considered when determining whether a Material Adverse Effect has occurred: (i) any general social, political or economic condition or event, the effects of which are not specific or unique to the Company or the Subsidiary or the industry in which either operates, including stock market fluctuations, acts of war or terrorism, or the consequences of any of the foregoing; (ii) any change in the general conditions of the industry in which the Company or the Subsidiary operates that is not disproportionately adverse to the Company and the Subsidiary; (iii) any change in currency exchange rates or interest rates; or (iv) any change in Applicable Law that is not disproportionately adverse to the Company and the Subsidiary.

                  "Material Contracts" has the meaning set forth in Section
         4.12.

                  "Minority Shareholders" has the meaning set forth in Section 2.3.

                  "Net Working Capital" means the amount, as of the Effective Time, by which (i) the sum of (A) cash and cash equivalents of the Company and/or the Subsidiary (whether on-hand, in bank or other financial institution accounts of the Company, the Subsidiary, or any Affiliate thereof, or held as deposits by Third Parties) (which are generally categorized as "Cash" on the Company's and/or the Subsidiary's internal financial statements) (excluding any amounts paid or payable in respect of the Seller Parties' obligations pursuant to
         Section 6.6), (B) any and all accounts receivable of the Company and/or the Subsidiary from current or former customers and other amounts receivable of the Company and/or the Subsidiary (which are generally categorized as "A/R-Trade" and "A/R-Other" on the Company's and/or the Subsidiary's internal financial statements), (C) unbilled amounts that will be payable by customers of the Company and/or the Subsidiary for goods or services provided or performed by the Company and/or the

         Subsidiary before the Effective Time upon issuance of invoice therefor (which are generally categorized as "A/R-Rev in Excess of Billings" on the Company's and/or the Subsidiary's internal financial statements), and (D) prepaid expenses of the Company and/or the Subsidiary (which are generally categorized as "Prepaid Expenses" on the Company's and/or the Subsidiary's internal financial statements), exceed (ii) the sum of
         (W) the trade and vendor accounts payable of the Company and/or the Subsidiary (which are generally categorized as "Accounts Payable" on the Company's and/or the Subsidiary's internal financial statements), excluding any amounts owed to Seller Parties or any of their Affiliates (other than APS), (X) all deposits, credits and other prepayments received by the Company and/or the Subsidiary before the Effective Time for goods to be provided or services to be performed by the Company and/or the Subsidiary after the Effective Time (which are generally categorized as "Deferred Revenue" on the Company's and/or the Subsidiary's internal financial statements), (Y) the current portion of amounts related to capital leases (which are generally categorized as "Capital Leases" on the Company's and/or the Subsidiary's internal financial statements), and (Z) accrued expenses and other current liabilities relating to the ongoing operation of the Company's and/or the Subsidiary's business (which are generally categorized as "Accrued Expenses & Other Liab" on the Company's and/or the Subsidiary's internal financial statements), excluding from this clause (ii) any amounts related to capital leases or long term indebtedness other than as provided in (Y) above, excluding any amounts paid or payable in respect of the Seller Parties' obligations pursuant to Section 6.6 and further excluding any amounts owed to the Seller Parties or any of their Affiliates (other than APS). Based on the foregoing formula, the Net Working Capital may be a negative amount.

                  "New Cask Technology" has the meaning set forth in Section
         4.29.

                  "NMMSS" has the meaning set forth in Section 7.2(i).

                  "NRC" means the U.S. Nuclear Regulatory Commission.

                  "Parent" has the meaning set forth in the introductory paragraph on page 1 of this Agreement.

                  "Parent Group" means the Affiliated Group of which Parent is the common parent as of the Closing Date.

                  "Parent Support Obligations" has the meaning set forth in
         Section 6.13(a).

                  "Party" and "Parties" have the meanings set forth in the introductory paragraph on page 1 of this Agreement.

                  "Permit" means, with respect to any Person, any license, permit, registration, Consent, certificate (including any Certificate of Compliance from the NRC), order, approval, security clearance or other authorization required by any Governmental Authority for such Person to lawfully (i) own, lease or use a particular asset, (ii) occupy, access or use particular real property, or (iii) conduct its business as presently conducted.

                  "Permitted Lien" means (i) any statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in accordance with GAAP and which is set forth on Schedule 4.14, (ii) any Lien incurred or deposit made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure public or statutory obligations that does not interfere with the present use of the relevant assets or property, (iii) any mechanics', carriers', warehousemen's, workers', repairers' and similar liens, arising in the ordinary course of business by operation of Applicable Law with respect to a Liability that is not yet due or delinquent or which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in accordance with GAAP and which is set forth on
         Schedule 4.14, (iv) any imperfection or irregularity of title or other Lien that, individually or in the aggregate, does not, or would not reasonably be expected to, have a Material Adverse Effect or interfere with the present use of the relevant assets or property, (v) zoning, planning or other land use and environmental regulations by any Governmental Authority, (vi) rights of setoff and banker's Liens with respect to funds on deposit in a financial institution in the ordinary course of business that do not interfere with the present use of such funds, (vii) any other matter identified as a Permitted Lien on
         Schedule 4.14, or (viii) any Lien to be released before or in connection with the Closing and identified on Schedule 4.14.

                  "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, partnership, trust, business trust, Governmental Authority, or other unincorporated entity or organization.

                  "Post-Closing Net Working Capital Determination" has the meaning set forth in Section 2.7(b).

                  "Post-Closing Tax Period" means, collectively, (i) all taxable periods beginning after the Closing Date, and (ii) the portion of any Straddle Period after the Closing Date.

                  "Pre-Closing Tax Period" means, collectively, (i) all taxable periods ending on or before the Closing Date, and (ii) the portion of any Straddle Period through the end of the Closing Date.

                  "Preliminary Merger" has the meaning set forth in Section 2.3.

                  "Proceeding" means any action, arbitration, mediation, audit, hearing, investigation, litigation or lawsuit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.

                  "Proposed Acquisition Transaction" has the meaning set forth in Section 6.7(a).

                  "Purchase Order" has the meaning set forth in Section 4.7.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Purchaser" has the meaning set forth in the introductory paragraph on page 1 of this Agreement.

                  "Purchaser Indemnitees" has the meaning set forth in Section 9.2.

                  "Purchaser Required Consents" has the meaning set forth in
         Section 5.4.

                  "Rejection Notice" has the meaning set forth in Section
         2.7(b).

                  "Release" means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring or migration into the atmosphere, soil, surface water, groundwater or otherwise onto, above or underneath any real property.

                  "Representatives" has the meaning set forth in Section 6.11.

                  "Reserve Amount" has the meaning set forth in Section 4.12(c).

                  "Reserve Excess" has the meaning set forth in Section 9.7.

                  "Reserve Shortfall" has the meaning set forth in Section 9.7.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller Indemnitees" has the meaning set forth in Section 9.3.

                  "Seller Parties" has the meaning set forth in the introductory paragraph on page 1 of this Agreement.

                  "Software" means (i) computer programs, including implementation of algorithms, models, and methodologies, whether in source code or object code form, (ii) electronic databases and compilations of data, and (iii) documentation, including user manuals and training materials, relating to any of the foregoing.

                  "Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

                  "Subsidiary" has the meaning set forth in Recital A to this Agreement.

                  "Subsidiary Shares" has the meaning set forth in Recital A to this Agreement.

                  "Tax" means any federal, state, provincial, county, local, municipal, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, registration, withholding, estimated recapture or other tax, duty, fee, levy, custom, tariff, impost, obligation or other governmental charge or assessment of any kind whatsoever or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

                  "Tax Claim" shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under
         Section 6.4(c).

                  "Tax Proceeding" has the meaning specified in Section 6.4(d)(ii).

                  "Tax Provisions" shall mean Section 4.9 and Section 6.4.

                  "Tax Return" means any return, report, declaration, election, disclosure, estimate, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment, supplement or revocation thereof permitted or required by a Taxing Authority relating to Taxes.

                  "Tax Sharing Agreements" has the meaning specified in Section 4.9(a)(v).

                  "Taxing Authority" shall mean any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

                  "Third Party" means a Person that is not a Party or an Affiliate of a Party, and is not acting in the capacity as agent for a Party or any of its Affiliates.

                  "Third Party Claim" means any claim against any Indemnitee by a Third Party, whether or not involving a Proceeding.

                  "Transfer Taxes" means any and all transfer, documentary, sales, use, excise, stock, filing, permit, license, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any out-of-pocket filing expenses, penalties and interest).

                  "Treasury Regulations" means the Treasury Regulations promulgated under the Code, and the term "Treasury Regulation" followed by a particular Section number reference means that particular section or subsection of the Treasury Regulations.

                  "US Fire Indemnity Agreement" has the meaning set forth in
         Section 6.13(b).

                  "WARN Act" has the meaning set forth in Section 4.23(e).

                  "Working Capital Adjustment" has the meaning set forth in
         Section 2.7.

                                   ARTICLE 2
                       SALE AND PURCHASE OF COMPANY SHARES

         2.1 Sale and Purchase of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties will cause El Dorado to sell, assign and transfer to Purchaser, and Purchaser will purchase and acquire from El Dorado, all legal and beneficial right, title and interest in and to the Company Shares, free and clear of any and all Liens.

         2.2 Purchase Price. The purchase price for the Company Shares will be cash in the amount of Sixteen Million and no/100 Dollars ($16,000,000.00), subject to adjustment as determined pursuant to the provisions of Section 2.7 (as adjusted, the "Purchase Price"), payable by Purchaser to El Dorado upon the terms and subject to the conditions of this Agreement.

         2.3 Preliminary Merger. As promptly as practicable following the execution of this Agreement, El Dorado will reorganize the ownership structure of the Company pursuant to a short-form merger under Delaware law (the "Preliminary Merger") pursuant to which the Company will be merged with a wholly-owned subsidiary of El Dorado organized for the sole purpose of effectuating the Preliminary Merger, with the Company being the surviving entity. Prior to executing and filing any documents necessary or advisable to effect the Preliminary Merger, the Seller Parties shall provide Purchaser reasonable opportunity to comment thereon. In connection with the Preliminary Merger, each record holder of outstanding shares of capital stock of the Company, other than El Dorado (collectively, the "Minority Shareholders"), will have his, her or its shares of such stock converted into a right to receive a specified cash payment from El Dorado. Immediately after giving effect to the Preliminary Merger, El Dorado will be the legal and beneficial owner of all of the issued and outstanding shares of capital stock of the post-merger Company (the "Company Shares"). The Seller Parties will cause to be cancelled all outstanding warrants issued by the Company and held by the Seller Parties for the purchase of shares of capital stock of the Company. The Seller Parties agree that the Minority Shareholders shall be entitled to appraisal rights pursuant to
Section 262 of the Delaware General Corporation Law, and the Seller Parties agree that they shall be solely liable for any payments required in connection therewith, as well as all other costs and Liabilities in connection with the Preliminary Merger.

         2.4 Closing. Upon the terms and subject to the conditions hereof, the closing of the sale and purchase of the Company Shares as provided herein (the "Closing") will take place at 10:00 a.m. local time on the second (2nd) Business Day following the satisfaction or waiver (subject to Applicable Law) of the conditions precedent specified in Article 7 (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of such conditions) (the "Closing Date"), at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren, Phoenix, Arizona, or at such other time and place as the Parties may agree in writing.

         2.5 Closing Deliveries by the Seller Parties. At the Closing, the Seller Parties will deliver or cause to be delivered to Purchaser the following:

                  (a) a Certificate of Good Standing of the Company (post-Preliminary Merger) issued by the Delaware Secretary of State dated not more than ten (10) days before the Closing Date;

                  (b) a Certificate of Good Standing of the Subsidiary issued by the Delaware Secretary of State and a Certificate of Good Standing of the Subsidiary issued by the applicable corporate regulatory authority for the State of Georgia, each dated not more than ten (10) days before the Closing Date;

                  (c) certificates from public officials as to the good standing or similar qualification of the Company and the Subsidiary to do business as a foreign corporation in each and every state where the Company or the Subsidiary is so qualified;

                  (d) a copy, certified by an executive officer of El Dorado, of resolutions of the directors of El Dorado authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (e) separate certificates of each Seller Party, each in form and substance satisfactory to Purchaser (acting reasonably) duly executed by an executive officer of such Seller Party, on behalf of such Seller Party and not in such officer's personal capacity, certifying that (i) the conditions for Closing set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled and (ii) each of such Seller Party's conditions for Closing as set forth in Section 7.1 has been satisfied or waived;

                  (f)      copies of all written Company Required Consents;

                  (g) evidence of the discharge of Liens on the Company Shares, the Subsidiary Shares and the assets of the Company and the Subsidiary, other than Permitted Liens;

                  (h) the stock certificates representing the Company Shares, together with one or more stock powers duly executed in blank sufficient to vest in Purchaser good title to the Company Shares;

                  (i) the stock certificates representing the Subsidiary Shares duly registered to the Company;

                  (j) written resignations of the Company's and the Subsidiary's directors and, to the extent specified by Purchaser in writing, written resignations of (or, if any such officer fails to resign, evidence of the termination of) the Company's and the Subsidiary's officers, in each case dated as of the Closing Date;

                  (k) the minute books, stock books, stock ledgers and other corporate and business records of the Company and the Subsidiary (provided, however, that the Seller Parties may retain copies of those corporate and business records of the Company and the Subsidiary that the Seller Parties deem necessary or appropriate for their own legal compliance and record-keeping purposes) and the Company and Subsidiary corporate seals (if any);

                  (l) a general release in favor of the Company and the Subsidiary in the form of Exhibit A hereto, duly executed by the Seller Parties, and dated as of the Closing Date;

                  (m) a statement duly executed by El Dorado pursuant to Treasury Regulation Section 1.1445-2(b), certifying as to El Dorado's non-foreign status;

                  (n) the Indemnification Agreement, duly executed by Parent;

                  (o) a right-to-use opinion of outside patent counsel of the Company or the Subsidiary substantially in the form of Exhibit B hereto, the costs of which opinion shall be shared equally by the Seller Parties and Purchaser; and

                  (p) such other documents and instruments required to be delivered by the Seller Parties at or prior to the Closing Date pursuant to this Agreement or as Purchaser may reasonably require to further and give effect to the transactions contemplated in this Agreement to take place at the Closing.

         2.6 Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to the Seller Parties the following:

                  (a) a Certificate of Good Standing of Purchaser issued by the Delaware Secretary of State dated not more than ten (10) days before the Closing Date;

                  (b) a copy, certified by an officer of Purchaser, of resolutions of the directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (c) a certificate, in form and substance satisfactory to the Seller Parties (acting reasonably) duly executed by an executive officer of Purchaser, on behalf of Purchaser and not in such officer's personal capacity, certifying that (i) the conditions for Closing set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled and (ii) each of Purchaser's conditions for Closing as set forth in Section 7.2 has been satisfied or waived;

                  (d) payment by wire transfer of immediately available U.S. funds to the bank account designated by the Seller Parties in writing no later than five (5) Business Days prior to the Closing in the amount of Sixteen Million and no/100 Dollars ($16,000,000.00), plus or minus, as applicable, the Estimated Working Capital Adjustment;

                  (e) the Indemnification Agreement, duly executed by Purchaser; and

                  (f) such other documents and instruments required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or as the Seller Parties may reasonably require to further and give effect to the transactions contemplated in this Agreement to take place at the Closing.

         2.7 Net Working Capital Determination. The Seller Parties and Purchaser will determine (i) the amount, if any, by which the Net Working Capital is a positive amount, and (ii) the amount, if any, by which the Net Working Capital amount is a negative amount (the amount described in clause (i) or (ii), the "Working Capital Adjustment"), the determination and payment thereof to be made as follows:

                  (a) At least five (5) Business Days before the Closing Date, the Seller Parties and Purchaser, acting in good faith, will agree upon a mutually acceptable estimate of the Net Working Capital based on the most currently available month-end financial records of the Company and the Subsidiary and other appropriate information (the "Estimated Working Capital Adjustment"). If the Estimated Working Capital Adjustment is a positive amount, the Purchase Price payable at the Closing will be increased by such amount, and, if the Estimated Working Capital Adjustment is a negative amount, the Purchase Price payable at the Closing will be decreased by such amount, in each case pursuant to Section 2.6(d).

                  (b) Within forty-five (45) days after the Closing Date, Purchaser will deliver to the Seller Parties written notice (the "Adjustment Notice") of Purchaser's post-closing determination of the Net Working Capital (the "Post-Closing Net Working Capital Determination"), as derived from Purchaser's review of the financial and other books and records of the Company and the Subsidiary as of the Effective Time and prepared in a manner consistent with GAAP and the formula and methodology used for purposes of determining the Estimated Working Capital Adjustment. The Adjustment Notice will contain reasonable detail as to how the Post-Closing Net Working Capital Determination was determined by Purchaser along with copies of any and all materials used in preparing the Post-Closing Net Working Capital Determination. Within thirty (30) days after the Seller Parties' receipt of the Adjustment Notice, the Seller Parties will notify Purchaser in writing of the Seller Parties' acceptance or rejection of the Post-Closing Net Working Capital Determination as set forth in the Adjustment Notice. Any notice of rejection ("Rejection Notice") by the Seller Parties must include reasonable detail as to the reasons for such rejection and, if appropriate, the Seller Parties' proposed calculation of the Post-Closing Net Working Capital Determination. If
         (i) by written notice to Purchaser, the Seller Parties accept the Post-Closing Net Working Capital Determination as set forth in the Adjustment Notice, or (ii) the Seller Parties fail to deliver any notice of acceptance or rejection of the Post-Closing Net Working Capital Determination within the prescribed thirty (30)-day period (which failure will result in the Seller Parties being deemed to have irrevocably accepted and agreed with the Post-Closing Net Working Capital Determination), the Post-Closing Net Working Capital Determination as set forth in the Adjustment Notice will be final and binding on the Parties.

                  (c) If the Seller Parties deliver a Rejection Notice to Purchaser under Section 2.7(b), the Seller Parties and Purchaser and their respective representatives will promptly (and in any event within ten (10) Business Days) attempt in good faith to resolve the differences between the Seller Parties and Purchaser as set forth in the Rejection Notice. If the Seller Parties and Purchaser are unable to resolve such matter within thirty (30) days after the date of delivery of the Seller Parties' Rejection Notice to Purchaser, the Seller Parties and Purchaser will refer the dispute to a mutually acceptable firm of independent certified public accountants (the "Independent Accountants") for review and final determination of the Post-Closing Net Working Capital Determination. The Independent Accountants may request of the Seller Parties or Purchaser such documents and information as may be necessary or appropriate for proper determination of the matter, and the Seller Parties and Purchaser will cooperate to promptly satisfy any such request. Any such documents provided to the Independent Accountants shall be provided on a confidential basis and shall be concurrently provided to the other Parties. The determination by the Independent Accountants of the Post-Closing Net Working Capital Determination will be final and binding on the Seller Parties and Purchaser, and such determination shall be deemed the Post-Closing Net Working Capital Determination for purposes of Section 2.7(d). The costs of the Independent Accountants in undertaking such review and determination will be shared equally by the Seller Parties and Purchaser.

                  (d) Within ten (10) Business Days after the date of the final agreement of the Seller Parties and Purchaser, the final determination by the Independent Accountants or the deemed acceptance by the Seller Parties (as the case may be) of the Post-Closing Net Working Capital Determination (such date, the "Determination Date"), either:

                           (i) Purchaser will pay to El Dorado by wire transfer of immediately available U.S. funds the amount (if any) by which the Post-Closing Net Working Capital Determination exceeds the Estimated Working Capital Adjustment; or

                           (ii) The Seller Parties will pay to Purchaser by wire transfer of immediately available U.S. funds the amount (if any) by which the Estimated Working Capital Adjustment exceeds the Post-Closing Net Working Capital Determination.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                          REGARDING THE SELLER PARTIES

         In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Parent, as to itself and El Dorado only, and El Dorado, as to itself only, hereby represent and warrant to Purchaser as follows:

         3.1 Organization and Authority of the Seller Parties. Each of Parent and El Dorado is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of the Seller Parties has all requisite corporate power and corporate authority to own its assets, to carry on its business as presently conducted by it and to enter into this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereunder and thereunder.

         3.2 Authorization; Enforceability. Each of the Seller Parties (as applicable) has taken all necessary and appropriate corporate action to authorize its execution and delivery of this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereunder and thereunder. This Agreement and each other agreement and instrument to be executed by the Seller Parties (as applicable) and delivered by the Seller Parties pursuant hereto are, or at the time they are executed by the applicable Seller Parties and each other party thereto will be, legally binding upon and enforceable against the Seller Parties (as applicable) in accordance with their respective terms, except as limited by
(i) Applicable Laws of general application regarding bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors' rights generally, and (ii) Applicable Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3 No Conflicts. The execution, delivery, and performance by the Seller Parties of this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) breach or violate any provision of the Articles of Incorporation and Bylaws of any of the Seller Parties, or any resolution adopted by the respective boards of directors or shareholders of any of the Seller Parties, (ii) give any Person the right to exercise any remedy or obtain any relief under any Applicable Law to which any of the Seller Parties is subject, or (iii) result in the imposition or creation of any Lien upon the Company Shares or the Subsidiary Shares.

         3.4 Brokers, Finders, etc. The Seller Parties and the Company have engaged Houlihan Lokey Howard & Zukin Capital as investment banker and broker in connection with the sale of the Company Shares and the Subsidiary Shares, and all fees and expenses of Houlihan Lokey Howard & Zukin Capital will be paid solely by the Seller Parties. None of the Seller Parties, the Company, or the Subsidiary nor any other Person acting on their behalf, has engaged, contracted or dealt with any other Person that is or would be entitled to a broker's commission, finder's fee, investment banker's fee, expense reimbursement or similar payment from Purchaser or the Company or the Subsidiary for brokering or otherwise arranging the transaction contemplated hereby or introducing the Parties to each other. Houlihan Lokey Howard & Zukin Capital will execute a waiver letter, dated as of the Closing Date, releasing the Company and the Subsidiary from any payment obligation whatsoever.

         3.5 Solvency. Each of the Seller Parties is, and immediately after giving effect to the transactions contemplated by this Agreement will be, solvent, and there are no bankruptcy, insolvency, receivership or other similar proceedings pending against any of the Seller Parties or being contemplated by any of the Seller Parties or, to the Knowledge of the Seller Parties, threatened against any of them.

         3.6 Proceedings. Except as may be indicated on Schedule 4.11, except as contemplated in Section 262 of the Delaware General Corporation Law in connection with the Preliminary Merger, and except for other Proceedings brought by or on behalf of any Minority Shareholder after the date hereof, which shall be governed exclusively by Section 7.2(j) and Section 9.2(c) hereof, there is no Proceeding pending or threatened against any of the Seller Parties, or any Affiliate of the Seller Parties (other than the Company and the Subsidiary), relating to the Company or the Subsidiary or the transactions contemplated by this Agreement.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE
                                   SUBSIDIARY

         In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Parent, as to itself and El Dorado only, and El Dorado, as to itself, the Company and the Subsidiary only, hereby represent and warrant to Purchaser as follows:

         4.1 Organization and Authority of Company. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Subsidiary has all requisite corporate power and corporate authority to own its assets, to carry on its business as presently conducted by it and to enter into and perform the contracts and agreements to which it is a party. Each of the Company and the Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified in any such jurisdiction would not have a Material Adverse Effect. The states or other jurisdictions in which the Company and/or the Subsidiary are so qualified as of the date hereof are listed on Schedule 4.1. The Company has no subsidiaries, other than the Subsidiary, and does not own, directly or indirectly, any equity, partnership or other ownership interest in any other Person. The Company is a holding company and does not conduct, and has not conducted, any operations other than those incidental to its ownership interest in the Subsidiary. The Subsidiary has no subsidiaries and does not own, directly or indirectly, any equity, partnership or other ownership interest in any other Person.

         4.2 No Conflicts. Assuming the Seller Parties give or cause to be given the required notices and obtain or cause to be obtained the required Consents referred to in Section 4.3 and subject to the qualifications specifically identified on Schedule 4.3, the execution, delivery, and performance by the Seller Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

                  (a) breach or violate (i) any provision of the Certificate of Incorporation and Bylaws of the Company or the Subsidiary, or (ii) any resolution adopted by the board of directors or shareholders of the Company or the Subsidiary;

                  (b) contravene, conflict with or violate any Applicable Laws or give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law to which the Company or the Subsidiary or any of their assets, may be subject;

                  (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or Governmental Approval that is held by, or has been granted to, the Company or the Subsidiary or any applicable pending application for such a Permit or Governmental Approval or for any amendment to, or extension of, any such existing Permit or Governmental Approval;

                  (d) except with respect to payments under Employment Contracts relating to a Change of Control (as such term is defined therein), breach any provision of, or give any Person the right to declare a default (with or without notice or lapse of time or both) or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; or

                  (e) result in the imposition or creation of any Lien upon the Company Shares or the Subsidiary Shares or upon or with respect to any of the assets of the Company or the Subsidiary except as contemplated in this Agreement.

         4.3      Notices and Consents. Except for those Consents set forth on
Schedule 4.3 (the "Company Required Consents"), none of the Seller Parties, the Company or the Subsidiary is required to give any notice to, or obtain any Consent from, any Third Party or Governmental Authority or other Person in connection with the execution and delivery by the Seller Parties of this Agreement or the consummation of the transactions contemplated hereby.

         4.4      Capitalization of the Company; Title to the Company Shares.

                  (a) At the date of execution and delivery of this Agreement, the authorized capital of the Company consists of 1,054,450,000 shares of voting Class A Common Stock, par value $0.01 per share, of which 1,053,714,701 shares are issued and outstanding, and 550,000 shares of non-voting Class B Common Stock, par value $0.01 per share, of which 300,833 shares are issued and outstanding. At the date of execution and delivery of this Agreement, El Dorado is the record and beneficial owner of 1,051,439,075 shares of Class A Common Stock of the Company, free and clear of any and all Liens, and El Dorado does not own any shares of Class B Common Stock of the Company. At the date of execution and delivery of this Agreement, the Persons identified in Schedule 4.4(a) own the number of shares of Class A Common Stock and Class B Common Stock of the Company as is set forth by their respective names. There are no options, warrants, calls, rights, commitments or agreements of any character to which Parent or El Dorado is a party or by which it is bound obligating Parent or El Dorado to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, any shares of capital stock of the Company or obligating Parent or El Dorado to grant, extend or enter into, or cause to be granted, extended or entered into, any such option, warrant, call, right, commitment or agreement. All issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable, and have not been issued in violation of any pre-emptive rights of any Person.

                  (b) Except for (i) outstanding warrants to purchase 367,500,000 shares of Class A Common Stock of the Company and certain outstanding debt of the Company which is convertible into shares of Class A Common Stock of the Company, all of which warrants and convertible debt are held by El Dorado free and clear of any and all Liens, and (ii) outstanding options to purchase an aggregate of 142,000 shares of Class B Common Stock of the Company, which are held by certain current and former employees of the Company, and which at the Closing Date will be exercisable solely into the consideration payable solely by El Dorado pursuant to the Preliminary Merger, there are no other outstanding securities convertible into or exchangeable for shares of capital stock of the Company, nor any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer, or other agreements or commitments (contingent or otherwise) obligating the Company to issue or transfer from treasury any shares of its capital stock or to issue, grant or sell other securities convertible into or exchangeable for shares of its capital stock; and there are no subscriptions, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, any shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment or agreement.

                  (c) Following the Preliminary Merger, and as of the Closing, El Dorado will be the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company, free and clear of any and all Liens.

                  (d) At the time of Closing, immediately after giving effect to the sale and purchase of the Company Shares as contemplated herein, Purchaser will be the sole record and beneficial owner of the Company Shares, free and clear of any and all Liens.

         4.5      Capitalization of the Subsidiary; Title to the Subsidiary
Shares.

                  (a) The authorized capital of the Subsidiary consists of 2,000,000 shares of Common Stock, par value $0.01 per share, of which only the Subsidiary Shares are issued and outstanding, all of which shares are owned beneficially and of record by the Company, free and clear of any and all Liens, except Liens granted under document numbers 11 and 14 of Schedule 4.26, all of which Liens shall be released in full prior to the Closing. All issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable, and have not been issued in violation of any pre-emptive rights of any Person.

                  (b) There are no outstanding securities convertible into or exchangeable for shares of capital stock of the Subsidiary, nor any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer or other agreements or commitments (contingent or otherwise) obligating the Subsidiary to issue or transfer from treasury any shares of its capital stock or to issue, grant or sell other securities convertible into or exchangeable for shares of its capital stock. There are no subscriptions, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, any shares of capital stock of the Subsidiary or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment or agreement.

         4.6      Financial Statements.

                  (a) The Company has provided to Purchaser copies of the audited consolidated financial statements of the Company and its consolidated subsidiaries as at and for the period ended December 31, 2003, together with the report thereon of Deloitte & Touche LLP, independent auditors, and of the audited consolidated financial statements of the Company and its consolidated subsidiaries as at and for the periods ended December 31, 2002 and 2001, together with the report thereon of Ernst & Young LLP, independent auditors, including in each case a balance sheet, a statement of income and retained earnings, a statement of cash flows and any applicable notes thereto (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Company and the Subsidiary in all material respects as of their respective dates. The Financial Statements have been prepared in accordance with GAAP, consistently applied, except as disclosed therein.

                  (b) Executive officers of the Company have signed, and the Company has furnished to Parent, a certification with respect to the consolidated audited financial statements of the Company as at and for the period ended December 31, 2003 in form substantially similar to that required by Section 906 of the Sarbanes-Oxley Act of 2002, a copy of which certification has been provided to Purchaser.

                  (c) As of the Effective Time, the Company and/or the Subsidiary will have cash and cash equivalents in an amount not less than $1 million.

         4.7 No Guarantees, Sureties, Indemnities. Neither the Company nor the Subsidiary has granted or given any guaranty, surety bond, material indemnity or similar contingent obligation in respect of the obligations or Liabilities of any other Person where such guaranty, surety bond, indemnity or similar contingent obligation is presently in effect, except (i) as otherwise disclosed on Schedule 4.7; (ii) for any such obligations or Liabilities involving less than Fifty Thousand Dollars ($50,000); (iii) for indemnities given in contracts or agreements under which the Company or the Subsidiary, as applicable, completed full performance on or after July 1, 2002 and before January 1, 2003, in connection with which the Seller Parties hereby represent and warrant that there are no facts or circumstances that would lead to a claim thereunder; (iv) for indemnities given in contracts or agreements which were fully performed by the Company or the Subsidiary, as applicable, prior to July 1, 2002, in connection with which, to the Knowledge of the Seller Parties, there are no facts or circumstances which would lead the Seller Parties to reasonably conclude that a claim thereunder may be forthcoming; (v) for indemnities given in any purchase order or other agreement under which the Company or the Subsidiary procures goods or services (each, a "Purchase Order") and pursuant to which the Company or the Subsidiary, as applicable, agreed to indemnify the seller, supplier, or vendor under the Purchase Order against Liabilities (A) for infringement of patent laws resulting from the seller's, supplier's, or vendor's use of the Company's or the Subsidiary's designs, drawings, or specifications in the performance of the Purchase Order, or (B) for third party bodily injury or property damage to the extent caused by the intentional or negligent acts of the Company or the Subsidiary, other than third party bodily injury or property damage resulting from a nuclear incident; and (vi) for indemnities given by the Company or the Subsidiary in contracts or agreements for the sale or licensing of goods or services and pursuant to which the Company or the Subsidiary, as applicable, agreed to indemnify the purchaser or licensee thereunder against Liabilities resulting from the Company's or the Subsidiary's infringement of patent laws in connection with the goods or services covered by such contract or agreement; provided, however, that the foregoing clauses (v) and (vi) in no way limit the Seller Parties' representations in clauses (iii) and (iv).

         4.8 Books and Records. The minute books and other corporate books and records of the Company and the Subsidiary are complete and correct in all material respects. The Company maintains accurate books and records reflecting its consolidated assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that, among other things, (i) transactions are executed with management's authorization;
(ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and the Subsidiary; and (iii) accounts, notes and other receivables and inventory are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

         4.9      Taxes.

                  (a)      Except as set forth on Schedule 4.9(a):

                           (i)      except for Tax Returns the due date of
                  which are after the date hereof, the Company and the Subsidiary (or Parent on the behalf of each) have each timely filed with the appropriate Taxing Authorities all Tax Returns that either the Company or the Subsidiary was required to file through the date hereof, and all such Tax Returns were true, correct and complete in all material respects;

                           (ii) all Taxes owed by or attributable to the Company or the Subsidiary with respect to Tax Returns the due date of which (as extended, if applicable) is on or before the date hereof have been timely paid, and all other Taxes due and payable by or attributable to the Company or the Subsidiary with respect to any part of the Pre-Closing Tax Period (whether or not a Tax Return is due by the Closing Date) have been paid or are accrued on the applicable Financial Statements, or will be paid or accrued on the books and records of the Company or the Subsidiary (as applicable) as of the Closing Date;

                           (iii) the Company and the Subsidiary have each withheld and paid all Taxes required under Applicable Law to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;

                           (iv)    there are no audits, actions, suits,
                  investigations, claims or Proceedings relating to Taxes or any Tax Return of the Company or the Subsidiary now pending, or to the Knowledge of the Seller Parties, threatened or proposed, and neither the Company nor the Subsidiary has received any notice of any proposed audits, actions, suits, investigations, claims or Proceedings relating to Taxes or any Tax Returns;

                           (v) neither the Company nor the Subsidiary is a party to, bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement, arrangement or understanding, whether written or unwritten (collectively, "Tax Sharing Agreements") nor does the Company or the Subsidiary have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreement;

                           (vi) since January 1, 1995, neither the Company nor the Subsidiary is, nor ever has been, nor is successor to any entity that has been, a member of any consolidated, affiliated, combined, unitary or similar group for U.S. federal, state, local or foreign Tax purposes, other than a group the parent of which is Parent or the Company;

                           (vii) to the Knowledge of the Seller Parties, no jurisdiction where either the Company or the Subsidiary does not file a Tax Return has made a claim that either the Company or the Subsidiary is required to file a Tax Return for such jurisdiction;

                           (viii) neither the Company nor the Subsidiary has received a written ruling from any Taxing Authority, and no closing agreement pursuant to Code Section 7121 (or similar provision of state, local or foreign law) has been entered into by or with respect to either the Company or the Subsidiary; and

                           (ix) within the two (2) years prior to the date hereof, neither the Company nor the Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Code Section 355 in a distribution of stock qualifying or intended to qualify for tax-free treatment under Code Section 355.

                  (b) Except as set forth on Schedule 4.9(b), with respect to each taxable period for the Company and the Subsidiary ending on or before the date hereof, (i) no deficiency or proposed adjustment which has not been paid in full and either settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Taxing Authority against the Company or the Subsidiary, (ii) none of the Company, the Subsidiary, or any Affiliate of either of them, has consented to extend the time in which any Taxes payable by or attributable to any Tax Return item of the Company or the Subsidiary may be assessed or collected by any Taxing Authority, and (iii) none of the Company, the Subsidiary, or any Affiliate of either of them, has requested or been granted an extension of the time for filing any Tax Return with respect to Taxes payable by or attributable to the Company or the Subsidiary.

                  (c) The Parent Group has filed all income Tax Returns that the Parent Group was required to file for each taxable period during which the Company or the Subsidiary was a member of the Parent Group, other than Tax Returns the due date for filing of which falls after the date hereof (including as a result of any filing extension granted to the Parent Group). All such income Tax Returns filed by the Parent Group are true, correct and complete in all material respects. All material income Taxes owed by the

         Parent Group have been paid for each taxable period during which the Company or the Subsidiary was a member of the Parent Group.

         4.10      Absence of Changes; Absence of Undisclosed Liabilities.

                  (a) Except as set forth on Schedule 4.10 or as consented to by Purchaser pursuant to Section 6.1, since December 31, 2003, there has not been, and no fact or condition exists which would have, or insofar as reasonably can be foreseen could have, a Material Adverse Effect and the Company and the Subsidiary have conducted their businesses in the ordinary course consistent with prior practice, and, since such date, neither the Company nor the Subsidiary has:

                           (i) except for sales of goods or services in the ordinary course of business consistent with prior practice, sold, transferred, leased or licensed to others or otherwise disposed of any material asset, except in the ordinary course of business consistent with prior practice in an amount not exceeding Fifty Thousand Dollars ($50,000);

                           (ii) suffered any damage, destruction, or loss (whether or not covered by insurance) in excess of Fifty Thousand Dollars ($50,000);

                           (iii) received any notice of termination of any Material Contract (other than by virtue of expiration of the term thereof) or materially amended, terminated, or agreed to materially amend or terminate, any Material Contract;

                           (iv) instituted, settled, or agreed to settle any Proceeding;

                           (v) suffered any material loss of customers (except by virtue of the expiration of the term of a Material Contract as contemplated by the parenthetical in clause (iii) above) or received any notice of any pending material loss of customers;

                           (vi) made any material change in the rate of compensation, commission, bonus, retirement, welfare, fringe, or severance benefit or vacation pay or other direct or indirect compensation to or in respect of any director, officer or employee;

                           (vii) had any claims made under any performance or payment bond or guaranty or other form of credit enhancement provided to a Company or Subsidiary customer by the Company or the Subsidiary or on the Company's or the Subsidiary's behalf;

                           (viii) received notice of any claim for breach of warranty by the Company or the Subsidiary under any Material Contract or for breach by the Company or the Subsidiary of any license or Certificate of Compliance issued to the Company or the Subsidiary by the NRC;

                           (ix) (A) changed any financial or Tax accounting methods, policies or practices of the Company or the Subsidiary or with respect to the assets or liabilities of the Company or the Subsidiary, except as required by a change in GAAP or SEC rules, regulations or guidelines or Applicable Law, (B) made, revoked, or amended any Tax election of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, (C) filed any amended Tax Return or claim for refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, (D) consented to extend the period of limitations for the payment or assessment of any Tax of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary,
                  (E) entered into any closing agreement affecting any Tax liability or refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, or (F) settled or compromised any Tax liability or refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary;

                           (x) suffered any material adverse change in its financial condition, results of operation, assets, Liabilities, reserves, business, operations or prospects; or

                           (xi) incurred any Liability (other than pursuant to agreements entered into in the ordinary course of business consistent with past practice) except immaterial items incurred in the ordinary course of business and consistent with past practice, none of which exceeds Fifty Thousand Dollars ($50,000), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves.

                  (b) Except for immaterial Liabilities incurred in the ordinary course of business and consistent with past practice, since December 31, 2003, neither the Company nor the Subsidiary has incurred any Liability that has, or would be reasonably likely to have, a Material Adverse Effect. The reserves reflected in the Financial Statements are appropriate and reasonable and, to the Knowledge of the Seller Parties, there are no facts or circumstances which would lead the Seller Parties to reasonably conclude that such reserves are not adequate.

         4.11 Proceedings. Except as set forth on Schedule 4.11, except as contemplated in Section 262 of the Delaware General Corporation Law in connection with the Preliminary Merger, and except for other Proceedings brought by or on behalf of any Minority Shareholder after the date hereof, which shall be governed exclusively by Section 7.2(j) and Section 9.2(c) hereof:

                  (a) there is no Proceeding pending or, to the Knowledge of the Seller Parties, threatened relating to or affecting the Company or the Subsidiary or the transactions contemplated by this Agreement; and

                  (b) neither the Company nor the Subsidiary nor any Seller Party nor APS is party to or bound by any decree, order, injunction, settlement agreement, arbitration decision, award or any agreement entered into in any Proceeding with respect to or affecting the properties, assets, personnel or business activities of the Company or the Subsidiary.

         4.12     Material Contracts.

                  (a) Schedule 4.12(a) contains an accurate list as of the date hereof of each agreement, contract, commitment or other written instrument of any type described below to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound (collectively, the "Material Contracts"):

                           (i) any lease of real property (whether the Company or the Subsidiary is in the capacity of lessor, lessee or sublessee) or other agreement providing for the recurring use of or access to real property by the Company or the Subsidiary;

                           (ii) any loan agreement, indenture, credit facility, mortgage, security agreement, pledge agreement, deed of trust, bond, note, guaranty, surety, indemnity and/or other agreement or instrument relating to the borrowing of money or obtaining of extensions of credit, except to the extent that any such agreement or instrument will cease to be in effect as of or prior to the Closing Date;

                           (iii) any agreement containing a license to Intellectual Property, whether the Company or the Subsidiary is the licensee or licensor thereunder, other than (A) agreements for the sale of goods or services, in which the total consideration paid to the licensor is less than Fifty Thousand Dollars ($50,000) and pursuant to which the license granted contains only Customary License Arrangements; (B) agreements for the sale of goods or services, in which the total consideration paid to the licensor is equal to or more than Fifty Thousand Dollars ($50,000) and in which the delivery of goods or performance of services was fully completed prior to January 1, 2003 and pursuant to which the license granted contains only Customary License Arrangements; and (C) licenses of commercially-available mass-produced' shrink-wrap" Software products (e.g., Microsoft Office, Adobe Acrobat) acquired for less than Fifty Thousand Dollars ($50,000);

                           (iv) any hedging arrangements, forward sales contracts and derivative arrangements in excess of a notional amount of Fifty Thousand Dollars ($50,000) and with a term of over one year;

                           (v)    any open purchase order for capital
                  expenditures or contract for capital expenditures by the Company or the Subsidiary in excess of Fifty Thousand Dollars ($50,000);

                           (vi) any performance bond, completion bond, bid bond, suretyship agreement or similar instrument;

                           (vii) any contract or agreement that subjects the Company or the Subsidiary to restrictions on the competitive conduct of its business or that prohibits the Company or the Subsidiary from soliciting customers, vendors or employees of Third Parties;

                           (viii) any settlement agreement, covenant not to sue, consent to use (other than as may be contained in a Customary License Arrangement) or other agreement with a Third Party that restricts the Company's or the Subsidiary's use of its Intellectual Property or restricts the Company's or the Subsidiary's business to accommodate a Third Party's Intellectual Property (other than as may be contained in the agreements covered in subsection (iii) above);

                           (ix) any agreement for the provision by the Company or the Subsidiary to any Person of goods or services for which the Company or the Subsidiary is expected to derive revenues of more than Fifty Thousand Dollars ($50,000) in any twelve (12)-month period following the date of this Agreement;

                           (x) any joint venture, partnership, royalty or similar agreement involving the sharing of profits and/or expenses;

                           (xi) any agreement (other than any agreement entered into in the ordinary course of business consistent with past practice) for the acquisition, divestiture, lease or license of material assets or Liabilities of the Company or the Subsidiary which, as of the date of this Agreement, has not yet been performed or which has continuing material indemnity or other performance obligations on the part of the Company or the Subsidiary;

                           (xii) any agreement providing for the leasing to or by the Company or the Subsidiary of equipment having a fair market value of more than Fifty Thousand Dollars ($50,000);

                           (xiii)  any Employment Contract, collective
                  bargaining or similar labor agreement, director compensation or indemnity agreement or consulting agreement;

                           (xiv) any material warranty given by the Company or the Subsidiary, other than (A) any warranty involving less than Fifty Thousand Dollars ($50,000), (B) for warranties given in contracts or agreements under which the Company or the Subsidiary, as applicable, completed full performance on or after July 1, 2002 and before January 1, 2003, in connection with which the Seller Parties hereby represent and warrant that there are no facts or circumstances that would lead to a claim thereunder, and (C) for warranties given in contracts or agreements which were fully performed by the Company or the Subsidiary, as applicable, prior to July 1, 2002, in connection with which, to the Knowledge of the Seller Parties, there are no facts or circumstances which would lead the Seller Parties to reasonably conclude that a claim thereunder may be forthcoming; and

                           (xv)    any other contract, agreement or commitment
                  (A) with respect to which the aggregate amount that could reasonably be expected to be paid by the Company or the Subsidiary thereunder would exceed Fifty Thousand Dollars ($50,000) in any twelve (12)-month period following the date of this Agreement, or (B) that is otherwise material to the Company or the Subsidiary.

                  (b) All Material Contracts are in full force and effect and are enforceable against the Company and/or the Subsidiary and, to the Knowledge of the Seller Parties, each other party thereto; provided, however, that, for those Material Contracts that have been terminated or expired, the foregoing representation shall apply only with respect to those provisions that survived such termination or expiration. Except as disclosed on Schedule 4.12(b), (i) the Company and/or the Subsidiary and, to the Knowledge of the Seller Parties, each other party thereto are in material compliance with their respective covenants and obligations under the Material Contracts, and (ii) neither the Company nor the Subsidiary has received any notice of, and the Seller Parties have no Knowledge of, any plan or intention of any Third Party to any Material Contract to exercise any right to cancel or terminate, or reduce the benefits to the Company and/or the Subsidiary under, any such Material Contract.

                  (c) With respect to those Material Contracts which are prime contracts or subcontracts between the Company or the Subsidiary and either the United States Government or any prime contractor of the United States Government (other than the contract listed as Item 19 on Schedule 4.12(a)(ix)) (each, a "Government Contract"), all of which are set forth on Schedule 4.12(c), (i) all certifications and representations made therein by the Company or the Subsidiary were complete and accurate in all material respects at the time they were made; (ii) all cost and pricing data submitted by the Company or the Subsidiary in connection therewith was current, accurate and complete in all material respects at the time of submission, and has been updated in all material respects as and when required by Applicable Law or the terms of the applicable Government Contract in question; and
         (iii) the Company or the Subsidiary, as applicable, has established reserves on its financial statements in the amount of $160,000 for possible overcharges or potentially disputed or unallowable costs with respect to work performed or costs incurred thereunder as of the date hereof (the "Reserve Amount"). Schedule 4.12(c) also contains an accurate list as of the date hereof of any pending bids made by the Company or the Subsidiary for any Government Contracts.

         4.13     Insurance.

                  (a) Each of the Company and the Subsidiary is insured and has been continuously insured since January 1, 2000 with financially responsible and nationally recognized insurers in such amounts and against such types of risks as is customary and appropriate in its industry. The Company has provided to Purchaser accurate and complete copies of all policies of insurance (including riders and amendments thereto) obtained by the Company, the Subsidiary or any of their Affiliates to which the Company or the Subsidiary is a party or under which the Company or the Subsidiary is covered as of the date hereof, each of which is identified on Schedule 4.13(a). All such policies are in full force and effect, all premiums due thereon have been paid, the Company and the

         Subsidiary are otherwise in compliance in all material respects with the terms and provisions of such policies, and adequate reserves have been taken in accordance with GAAP for potential losses for which the Company or the Subsidiary would be financially responsible under the terms and provisions of such policies.

                  (b) Schedule 4.13(b) contains a complete summary description dating back to January 1, 2000 of (i) the loss experience under each such policy of insurance, including a statement describing each claim having a value in excess of Fifty Thousand Dollars ($50,000) (which statement includes the name of the claimant, the policy of insurance being claimed under and the status of such claim), and (ii) the loss experience for all claims during such period that were self-insured by the Company or the Subsidiary, including the number and aggregate cost of such claims. None of the Seller Parties, the Company nor the Subsidiary has received any written notice of cancellation or termination with respect to any insurance policy of the Company or the Subsidiary or under which the Company or the Subsidiary is covered, and none of the Seller Parties, the Company nor the Subsidiary has received notice from any of the Company's or the Subsidiary's insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company or the Subsidiary in the future on substantially the same terms as now in effect.

                  (c) The maximum level of insurance coverage maintained by the Company and the Subsidiary is as set forth in Schedule 4.13(c), and such coverage is adequate to cover, and each of the Company and the Subsidiary is otherwise in compliance with, all material insurance requirements imposed thereon under contracts or other agreements to which the Company or the Subsidiary is a party.

         4.14 Title to Assets. Except as set forth on Schedule 4.14, the Company and the Subsidiary have good, clear, record, and marketable or insurable title to their assets and properties, free and clear of any and all Liens, other than Permitted Liens.

         4.15 Sufficiency of Assets. The real and personal property of the Company and the Subsidiary constitute all of the assets (tangible and intangible) necessary for the continued conduct of the Company's and the Subsidiary's businesses after the Closing in substantially the same manner as presently being conducted.

         4.16 Condition of Facilities and Equipment. The facilities, plants, machinery and equipment of the Company and the Subsidiary are in good working order and condition, ordinary wear and tear excepted, and are being operated and maintained in all material respects in accordance with prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans.

         4.17 Accounts Receivable. (i) All accounts receivable of the Company and the Subsidiary reflected in the Financial Statements have arisen only from bona fide transactions in the ordinary course of business, and (ii) to the Knowledge of the Seller Parties, there are no facts or circumstances (other than general social and economic conditions) which would result in any material increase in the uncollectibility of such receivables in excess of the reserves of $139,945 therefor reflected in the Financial Statements.

         4.18 Accounts Payable. Since December 31, 2003, the Company and the Subsidiary have satisfied, paid and/or discharged their accounts payable and other current Liabilities in accordance with their respective terms, except for
(i) accounts payable that are not yet due and payable as of the date hereof,
(ii) accounts payable or other current Liabilities that are the subject of a bona fide dispute and identified on Schedule 4.18, or (iii) accounts payable to any of the Seller Parties or any Affiliate thereof other than to APS (all of which, other than as between the Company, on the one hand, and the Subsidiary, on the other hand, will be settled or discharged on or before the Closing Date).

         4.19     Intellectual Property.

                  (a) Schedule 4.19(a) contains a complete and accurate list of all patents (including applications therefor), trade marks and service marks (including registrations and applications therefor and material unregistered trademarks and service marks), trade names, Internet domain names, copyrights (including registrations and applications therefore), and Software (excluding commercially mass-produced Software products (e.g. Microsoft Office, Adobe Acrobat) licensed pursuant to "shrink-wrap" agreements for less than Fifty Thousand Dollars ($50,000)), that are, in each case owned by or licensed to the Company or the Subsidiary as of the date hereof, including, in the case of patents, registered trademarks, service marks, copyrights and pending applications therefor, details of registration and/or application filings with the United States Patent and Trademark Office, United States Copyright Office or similar Governmental Authorities in other jurisdictions.

                  (b)      Except as disclosed on Schedule 4.19(b):

                           (i) the Company and/or the Subsidiary are the sole and exclusive beneficial and record owners of the Intellectual Property items listed in Schedule 4.19(a) and own or have the right to use all Intellectual Property used in the business as currently conducted, except where the failure to possess such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                           (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the items of Intellectual Property set forth on
                  Schedule 4.19(a) are in compliance with formal legal requirements (including, to the extent applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and are subsisting and, to the Knowledge of the Seller Parties, are valid and enforceable;

                           (iii) to the Knowledge of the Seller Parties, no item of Intellectual Property owned by or licensed to the Company or the Subsidiary is currently being infringed, diluted, misappropriated, or otherwise violated, or challenged or threatened in any way;

                           (iv) to the Knowledge of the Seller Parties, none of the products or services sold, or processes or know-how used, or business conducted by the Company or the Subsidiary infringes, dilutes, misappropriates, or otherwise violates any Intellectual Property right of any other Person, or has been alleged to do so;

                           (v) there are no Proceedings pending or, to the Knowledge of the Seller Parties, threatened against the Company or the Subsidiary or any of the Seller Parties before any Governmental Authority involving any of the Intellectual Property owned or used by the Company or the Subsidiary;

                           (vi)    the Company and the Subsidiary take
                  reasonable measures to protect the confidentiality of material trade secrets owned or used by the Company or the Subsidiary;

                           (vii)   no Affiliate of the Company or the
                  Subsidiary, or any current or former partner, director, stockholder, officer, or employee of the Company or the Subsidiary or any of the Seller Parties (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated hereby, own or retain any rights to own or use any of the Intellectual Property on
                  Schedule 4.19(a) or otherwise owned by or licensed to the Company or the Subsidiary;

                           (viii)  the consummation of the transactions
                  contemplated hereby will not result in the loss or impairment of the Company's or the Subsidiary's rights to own or use any Intellectual Property; and

                           (ix) except as may be contained in the agreements set forth in Schedule 4.12(a), there are no settlements, covenants not to use, consents to use (other than as may be contained in a Customary License Arrangement), or any judgments, orders or similar obligations that restrict the Company's or the Subsidiary's right to own or use any Intellectual Property listed in Schedule 4.19(a), or restrict the Company's or the Subsidiary's right to conduct its business in order to accommodate any Third Party's Intellectual Property rights or any Intellectual Property rights of the Seller Parties.

         4.20 Permits. Each of the Company and the Subsidiary possesses all material Permits which are required in order for it to lawfully own its properties and assets and to conduct its business as presently conducted and to meet its contractual obligations to its customers and other Persons, including its Affiliates, and all such Permits as of the date hereof are listed under Part 1 of Schedule 4.20. Each such Permit is in full force and effect in accordance with its terms. There is no outstanding written notice of revocation and there are no Proceedings pending or, to the Knowledge of the Seller Parties, threatened that seek the revocation or suspension of any Permit. Each of the Company and the Subsidiary is in compliance in all material respects with the provisions of each such Permit that it holds. Any notice, other filing or other registration required to be made by the Company or the Subsidiary with any Governmental Authority in connection with Purchaser's acquisition of the Company Shares in order to protect and maintain the effectiveness of any Permit is described under Part 2 of Schedule 4.20.

         4.21     Environmental Matters. Except as disclosed on Schedule 4.21,
(i) the Company has complied in all material respects, and is presently in compliance in all material respects, with all applicable Environmental Laws pertaining to the ownership and operation of its assets and properties and the conduct of its business, (ii) neither the Company nor the Subsidiary has received any written communication alleging that it, or any of its contractors or subcontractors, currently is not in material compliance with or is liable under any applicable Environmental Law, (iii) each of the Company and the Subsidiary has all material Permits required for its operation pursuant to applicable Environmental Laws, all such Permits are in full force and effect, and each of the Company and the Subsidiary has been and is in material compliance with respect to such Permits, (iv) to the extent relevant, each of the Company and the Subsidiary has applied in a timely fashion for a renewal of all Permits required for its operations pursuant to applicable Environmental Laws, (v) to the Knowledge of the Seller Parties, any contractors or subcontractors retained by the Company or the Subsidiary with respect to the Company's or the Subsidiary's operations, including the fabrication or transport of casks, are and have been in material compliance with all applicable Environmental Laws in connection with the performance of any task related to the business of the Company or the Subsidiary, including holding all required Permits under applicable Environmental Laws, and have not caused or been responsible for a Release of Hazardous Substances in connection with their performance of any task related to the business of the Company or the Subsidiary, (vi) neither the Company nor the Subsidiary has received any written requests for information relating to its, or its subcontractors, compliance with or potential liability under any applicable Environmental Laws, (vii) neither the Company nor the Subsidiary is subject to any judicial or administrative orders or decrees relating in any way to Environmental Laws or Hazardous Substances, (viii) to the Knowledge of the Seller Parties, there have been no Releases of Hazardous Substances (A) on any real property currently owned, leased or operated by the Company or the Subsidiary or (B) resulting from operations in connection with the business of the Company or the Subsidiary conducted by a contractor or subcontractor of the Company or the Subsidiary on any real property owned, leased or operated by the contractor or subcontractor, and (ix) neither the Company nor the Subsidiary has taken, or failed to take, any action that could reasonably be expected to result in any material Liability relating to (A) the environmental conditions on, under, or about any real property that is presently owned, leased or operated by the Company or the Subsidiary, (B) the environmental conditions on, under, or about any real property formerly owned, leased or operated by the Company or the Subsidiary,
(C) the use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substance, or (D) any applicable Environmental Law. The Company has provided to Purchaser true, complete and accurate copies of all environmental reports, assessments, audits or other studies related to the Company or the Subsidiary, that are in the possession, custody or control of the Seller Parties, the Company or the Subsidiary. Set forth, on Part II of Schedule 4.21 is an accurate list of all the Company's and the Subsidiary's Permits issued or obtained pursuant to applicable Environmental Laws as of the date hereof.

         4.22     Compliance with Applicable Laws. Except for laws covered under
Section 4.9, Section 4.19, Section 4.20, Section 4.21, Section 4.23, Section
4.24 and Section 4.28, each of the Company and the Subsidiary is, and since January 1, 2003, has been, in material compliance with all Applicable Laws governing, affecting or relating to it, its properties and assets, its personnel and the conduct of its businesses, and, to the Knowledge of the Seller Parties, neither the Company nor the Subsidiary is under investigation with respect to any violation of, and has not been given notice of or been charged with any violation of, Applicable Laws.

         4.23     Employees.

                  (a) Set forth on Schedule 4.23(a) is an accurate list of employees of each of the Company and the Subsidiary as of the date hereof, listed separately (the "Employees") and at least the following details for each Employee: (i) name, (ii) part-time or full-time status, (iii) title and/or job description, (iv) employment commencement date, (v) salary or wage, and (vi) bonus or other contingent compensation.

                  (b)      With respect to the Employees, except as described on
         Schedule 4.23(b), there has not been since January 1, 2000, there does not presently exist, and there is not overtly threatened (i) any strike, slowdown, picketing, work stoppage, lockout or mass employee grievance process, (ii) any material charge, grievance proceeding, arbitration, controversy or other employee claim against or affecting the Company or the Subsidiary (or any director, officer or employee thereof), (iii) any union or other employee association organizational activity or other labor or employment dispute against or affecting the Company or the Subsidiary, or (iv) any application for recognition or certification of a collective bargaining agent.

                  (c) Schedule 4.23(c) contains a complete list of each employment or change of control contract for any Employee or for any former employee of the Company or the Subsidiary under which the Company or the Subsidiary has continuing Liabilities as of the date hereof (collectively, the "Employment Contracts"), and copies of all such Employment Contracts have been provided to Purchaser. Except as otherwise expressly provided under the Employment Contracts, the employment of each Employee can be terminated upon not more than thirty
         (30) days' notice without severance, penalty or premium, other than payment of accrued salaries, wages, vacation pay and other benefits.

                  (d) Except as described on Schedule 4.23(d), none of the Seller Parties, the Company or the Subsidiary is a party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union with respect to employees of the Company or the Subsidiary and there are no labor or collective bargaining agreements that pertain to any of the employees of the Company or the Subsidiary, nor are any such employees represented by any labor organization with respect to such employment.

                  (e) Except as described on Schedule 4.23(e), the Company and the Subsidiary are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours with respect to the employees of the Company and the Subsidiary, including the Worker Adjustment and Retraining Notification Act and any similar applicable state, local or foreign law requiring notice to employees in the event of a plant closing or layoff (the "WARN Act"), the Immigration Reform and Control Act, all laws and executive orders respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, unemployment insurance and related matters, and the collection and payment of withholding or social security taxes and any similar tax, and none of the Seller Parties, the Company or the Subsidiary is engaged in any unfair labor practice with respect to the employees of the Company or the Subsidiary except for any noncompliance or practices that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of the Seller Parties, the Company or the Subsidiary is delinquent in payments to any employees of the Company or the Subsidiary for any services or amounts required to be reimbursed or otherwise paid to such employees.

                  (f) Except as described on Schedule 4.23(f), none of the Seller Parties, the Company or the Subsidiary, nor any of their respective employees, agents or representatives, has committed a material unfair labor practice as defined in the National Labor Relations Act with respect to the current or former employees of the Company or the Subsidiary and there is no material unfair labor practice complaint or other allegation of labor law violation against any of the Seller Parties, the Company or the Subsidiary with respect to the current or former employees of the Company or the Subsidiary pending before the National Labor Relations Board or any other Governmental Authority.

                  (g) Except as described on Schedule 4.23(g), and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Seller Parties, the Company or the Subsidiary has received notice of any actual or threatened investigation, charge or complaint against any of the Seller Parties, the Company or the Subsidiary with respect to the current or former employees of the Company or the Subsidiary pending before the Equal Employment Opportunity Commission or any other Governmental Authority regarding an unlawful employment practice.

         4.24     Benefit Plans.

                  (a) Schedule 4.24(a) sets forth a list of each Benefit Plan as of the date hereof. With respect to each Benefit Plan, the Seller Parties have made available to Buyer:

                           (i) a copy of each Benefit Plan (including all amendments thereto);

                           (ii) a copy of the annual report and actuarial report, if required under ERISA or the Code, with respect to each Benefit Plan for the last two (2) plan years ending prior to the date hereof;

                           (iii) if the Benefit Plan is funded through a trust or any Third Party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date thereof;

                           (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to each Benefit Plan; and

                           (v)     the most recent determination letter
                  received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

                  (b) No Liability under Title IV of ERISA has been incurred by the Company, the Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or the Subsidiary of incurring any Liability under Title IV of ERISA, other than Liability for premiums due to the Pension Benefit Guaranty Corporation. To the extent that the representation in this subsection
         (b) applies to Section 4064, 4069 or 4204 of ERISA, it is made not only with respect to the Employee Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, the Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the Closing Date.

                  (c) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Employee Plan and no condition exists that presents a material risk that such proceedings will be instituted. Any contribution or premium required to be paid to or in respect of an Employee Plan under the terms of the Employee Plan,
         Section 302 of ERISA or Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company, the Subsidiary or an ERISA Affiliate, and no Employee Plan or any trust established thereunder currently has any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. The present value of the projected benefit obligations under each Benefit Plan subject to Title IV of ERISA, determined upon the basis of the actuarial assumptions used for funding purposes in the most recent actuarial report prepared with respect to such Benefit Plan, did not, as of its most recent valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such projected benefit obligations.

                  (d) No Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

                  (e) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including ERISA and the Code. There are no pending (or, to the Seller Parties' Knowledge, threatened) claims involving the Benefit Plans (other than routine claims for benefits). A favorable opinion letter from the IRS regarding qualification of the form of a Benefit Plan under all currently effective provisions of Section 401(a) of the Code (except for requirements for which the remedial amendment period has not passed) has been received by the prototype plan sponsor for each Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code, and, to the Knowledge of the Seller Parties, no facts exist that would reasonably be expected to result in the revocation of any such opinion letter.

                  (f) Except as may be provided in any Employment Contract or as set forth on Schedule 4.24(f), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any Employee or former employee or current or former director of the Company or the Subsidiary, (ii) increase any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any Employee or former employee or current or former director of the Company or the Subsidiary.

                  (g) No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by Sections 601-608 of ERISA and Section 4980F(g) of the Code, (ii) death benefits or retirement benefits under any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (iv) deferred compensation benefits accrued as Liabilities on the books of the Company, the Subsidiary or an ERISA Affiliate, or (v) severance benefits under Employment Contracts).

                  (h) To the Knowledge of the Seller Parties, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan have been made to any Employee or any former employee or current or former director of the Company or the Subsidiary (or any of their respective representatives or beneficiaries) which are not in accordance with the terms and conditions of the Employee Plans.

                  (i) Except as disclosed on Schedule 4.24(i), no leased employee (within the meaning of Section 414(n) of the Code) performs (or during the preceding three (3) years performed) services for the Company or the Subsidiary; each of the Company and the Subsidiary has at all times been in material compliance with Applicable Laws regarding the classification of employees and independent contractors; and no person engaged by the Company or the Subsidiary as an independent contractor, third party contract laborer, temporary employee, or "leased employee" has ever been improperly excluded from participation in a Benefit Plan, nor has the Company or the Subsidiary used the services of such individuals to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of material penalties or excise taxes with respect to the Employee Plans by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority.

                  (j) Except as required by Applicable Law or as described on Schedule 4.24(j), since January 1, 2004, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, the Subsidiary or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the preceding twelve (12) months.

                  (k) With respect to each of the Benefit Plans, the provisions of Section 4980B(f) of the Code and Sections 601-609 of ERISA and the provisions of the Health

         Insurance Portability and Accountability Act of 1996 have been complied with in all material respects.

         4.25 Customers and Suppliers. Except as set forth on Schedule 4.25, since January 1, 2003, there has not been any material adverse change in the business relationship of the Company or the Subsidiary with any customer who accounted for more than five percent (5%) of the Company's or the Subsidiary's sales during the period from January 1, 2002 to December 31, 2002 or from January 1, 2003 to December 31, 2003, or any supplier or contractor from whom the Company or the Subsidiary purchased more than five percent (5%) of the goods or services which it purchased during the same periods. Since December 31, 2003, no material licensor or licensee of the Company or the Subsidiary has cancelled or otherwise adversely modified its license with the Company or the Subsidiary and, to the Knowledge of the Seller Parties, (i) no such Person has declared any intention to do so, and (ii) subject to the qualifications specifically identified on Schedule 4.3, the consummation of the transactions contemplated by this Agreement will not adversely affect any of such relationships.

         4.26 Affiliate Contracts. Schedule 4.26 contains a true and complete list of each agreement, contract, arrangement or understanding as of the date hereof between (a) the Company or the Subsidiary, on the one hand, and
(b) any Affiliate of the Company or the Subsidiary, on the other.

         4.27 Bank Accounts. Schedule 4.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. As of the Closing Date, only then-current Employees shall be authorized to draw thereon, make withdrawals therefrom or have access thereto.

         4.28     NRC Matters.

                  (a) Each of the Company and the Subsidiary is in material compliance with all applicable regulations under the Atomic Energy Act, including the regulations of the NRC, affecting or relating to it, its properties and assets, its personnel and the conduct of its businesses, including the requirements of 10 C.F.R. Part 71 and 10 C.F.R. Part 72, and each of the Company and the Subsidiary is in material compliance with all requirements, provisions, terms and conditions of every license and Certificate of Compliance issued to the Company or the Subsidiary by the NRC, or any other agency, under all applicable regulations under the Atomic Energy Act.

                  (b) Except as set forth on Schedule 4.28, neither the Company nor the Subsidiary has been given written notice or, to the Knowledge of the Seller Parties, any other notice of or been charged with actual or potential violation of any applicable regulations under the Atomic Energy Act, including those of the NRC, or the terms and conditions of any license or Certificate of Compliance granted to the Company or the Subsidiary by the NRC, and neither the Company nor the Subsidiary is the subject of any pending or ongoing proceeding, or, to the Knowledge of the Seller Parties, any investigation or inquiry, or any enforcement action, special inspection, diagnostic evaluation, or other action (including rules of general application proposed by the NRC and published in the Federal Register that, to the Knowledge of the Seller Parties, would be likely to materially adversely affect the conduct of the Company's or the Subsidiary's business) by or before the NRC, or any other agency, under any applicable regulations under the Atomic Energy Act.

                  (c) Every spent fuel transportation cask and every spent fuel storage cask owned by the Company or the Subsidiary is operated and maintained in material compliance with all applicable regulations under the Atomic Energy Act, including those of the NRC, and the applicable Certificates of Compliance for each cask.

                  (d) Each spent fuel transportation cask and each spent fuel storage cask maintained by the Company or the Subsidiary on behalf of its customers is maintained in material compliance with all applicable regulations under the Atomic Energy Act, including those of the NRC, and the applicable Certificates of Compliance for each cask.

                  (e) All Certificates of Compliance for each spent fuel transportation or storage cask owned by the Company or the Subsidiary are in material compliance with NRC regulations and the conditions of the Certificates of Compliance, and any pending amendments to such Certificates of Compliance filed by or on behalf of the Company or the Subsidiary are in material compliance with NRC regulations. To the Seller Parties' Knowledge, there are no facts or circumstances reasonably likely to result in the Company or the Subsidiary failing to receive NRC approval of any such amendments.

         4.29     New Technology. The Seller Parties have disclosed to
Purchaser all facts Known to them material to the Subsidiary's proposed "new generation technology" relating to the Subsidiary's cask systems (the "New Cask Technology"), including all facts Known to them that are material to the design of, the applications of, the Company's or the Subsidiary's Intellectual Property rights with respect to, any prospective NRC licensing of, the competitiveness in the market for dry storage and transportation casks in the United States of, and the expected date of commercial operation of, the New Cask Technology. To the Knowledge of the Seller Parties, the New Cask Technology does not and will not infringe, dilute, misappropriate or otherwise violate any Intellectual Property right of any other Person, and it has not been alleged to do so. The Seller Parties do not have any Knowledge of facts or circumstances that would likely result in the New Cask Technology failing to operate in the manner described to Purchaser or to receive an NRC Certificate of Compliance by March 31, 2006 or to receive a patent pursuant to the patent application filed in the United States Patent and Trademark Office on March 8, 2004.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         In order to induce the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Seller Parties as follows:

         5.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Purchaser has all requisite corporate power and authority to own its assets, to carry on its business as presently conducted by it and to enter into this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and consummate the transactions contemplated hereunder and thereunder.

         5.2 Authorization; Enforceability. Purchaser has taken all necessary and appropriate corporate action to authorize its execution and delivery of this Agreement and each other agreement and instrument to be executed and delivered by Purchaser pursuant hereto and its consummation of the transactions contemplated hereunder and thereunder. This Agreement and each other agreement and instrument to be executed and delivered by Purchaser pursuant hereto are, or at the time they are executed by Purchaser and each other party thereto will be, legally binding upon and enforceable against Purchaser in accordance with their respective terms, except as limited by (i) Applicable Laws of general application regarding bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors' rights generally, and (ii) Applicable Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         5.3 No Conflicts. Assuming that Purchaser gives the required notices and obtains the required Consents referred to in Section 5.4, the execution, delivery, and performance by Purchaser of this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not:

                  (a) breach or violate (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, or (ii) any resolution adopted by the board of directors or shareholder(s) of Purchaser; or

                  (b) contravene, conflict with or violate any Applicable Laws or give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law to which Purchaser may be subject.

         5.4      Notices and Consents. Except for those Consents set forth on
Schedule 5.4 (the "Purchaser Required Consents"), Purchaser is not required to give any notice to or obtain any Consent from any Third Party or Governmental Authority or other Person in connection with the execution and delivery of this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto or the consummation of the transactions contemplated hereby or thereby.

         5.5 Proceedings. There is no Proceeding underway, pending, or to the Knowledge of Purchaser, threatened, by or against or affecting Purchaser or any of its Affiliates in connection with Purchaser's entering into this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto or the intended consummation by Purchaser of the transactions contemplated hereby or thereby, nor to the Knowledge of Purchaser has any event occurred or does any circumstance exist that is reasonably likely to give rise to, or serve as a basis for, the commencement of any such Proceeding.

         5.6 Accredited Investor; Investment Intent. Purchaser is an "Accredited Investor", as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act. Purchaser has had reasonable opportunity to ask questions of, and has received answers from the Seller Parties concerning the Company and the Company Shares, and has received such other information which Purchaser considers reasonably necessary or appropriate to evaluate the risks and merits of its investment in the Company Shares. Purchaser intends to purchase the Company Shares for investment purposes only and not with a view to the resale or other distribution thereof.

         5.7 Non-Foreign Status. Purchaser is in compliance with Article XI of its Certificate of Incorporation (relating to limitations on foreign ownership).

         5.8 Brokers, Finders, etc. Neither Purchaser nor any Affiliate or other Person acting on its behalf has engaged, contracted or dealt with any Person that is or would be entitled to a broker's commission, finder's fee, investment banker's fee, expense reimbursement or similar payment from the Seller Parties or any of its Affiliates for brokering or otherwise arranging the transactions contemplated hereby or introducing the Parties to each other.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1 Conduct of Business. From the date hereof until the Closing Date or the earlier termination of this Agreement, except as set forth on
Schedule 6.1 or as otherwise expressly permitted or required by this Agreement or as otherwise consented to by Purchaser in writing, the Seller Parties will, or will cause each of the Company and the Subsidiary (as applicable) to:

                  (a) carry on the Company's and the Subsidiary's business in the ordinary course, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and its employees, and preserve its relationships with its customers, suppliers and others having business dealings with it, including regulatory authorities, with the goal and intent that its goodwill and ongoing business will be on the Closing Date substantially the same as it is on the date hereof;

                  (b) pay all accounts payable and other obligations of the Company and the Subsidiary when they become due and payable in the ordinary course of business consistent with prior practice, except for
         (i) accounts payable or other obligations that are the subject of a bona fide dispute, or (ii) accounts payable to any of the Seller Parties or any Affiliate thereof other than APS (all of which, other than as between the Company, on the one hand, and the Subsidiary, on the other hand, will be settled or discharged on or before the Closing
         Date);

                  (c) except as necessary to effect the Preliminary Merger, not (i) amend the Certificate of Incorporation or Bylaws of the Company or the Subsidiary other than amendments which are ministerial in nature or otherwise immaterial; (ii) split, combine or reclassify the outstanding shares of Company or Subsidiary capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Company or Subsidiary capital stock; or (iv) repurchase, redeem or otherwise acquire any shares of Company or Subsidiary capital stock or any securities convertible into or exchangeable or exercisable for any shares of Company or Subsidiary capital stock;

                  (d) not issue, sell or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of, Company or Subsidiary capital stock of any class;

                  (e) not (i) incur or assume any long-term Company or Subsidiary indebtedness or, except in the ordinary course of business consistent with prior practice, incur or assume any Company or Subsidiary short-term indebtedness exceeding Fifty Thousand Dollars ($50,000) in the aggregate; (ii) make any loans, advances or capital contributions to any other Person; (iii) enter into any material commitment or transaction; (iv) write down the value of any inventory or write off as uncollectible any notes or accounts receivable except as required by GAAP or SEC rules, regulations or guidelines; (v) license, dispose of or permit to lapse any rights to any Intellectual Property; or (vi) change any of the banking or safe deposit arrangements identified on Schedule 4.27;

                  (f) deploy maintenance capital in respect of the Company's and the Subsidiary's assets and properties in the ordinary course of business consistent with prior practice;

                  (g) not organize any subsidiary of the Company or the Subsidiary or make any Company or Subsidiary acquisition of, or investment in, assets or stock of, or otherwise make a capital contribution to, any other Person or entity, other than acquisitions of assets in connection with the ordinary course performance of its obligations under the Material Contracts and acquisitions of assets in the ordinary course of business consistent with prior practice and not to exceed singularly or in the aggregate Fifty Thousand Dollars ($50,000);

                  (h) maintain insurance of the Company and the Subsidiary with financially responsible and nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by the Company and the Subsidiary in the ordinary course of business consistent with prior practice;

                  (i) use commercially reasonable efforts to maintain in effect or renew all existing governmental franchises or Permits required for the ongoing operations of the Company and the Subsidiary;

                  (j) perform in all material respects all of the Company's and the Subsidiary's obligations under all Material Contracts (except as described in Section 6.1(b) regarding bona fide payment disputes) and not modify, amend or terminate any Material Contracts or waive, release or assign any material rights or claims or offer any discounts or credits, except in the ordinary course of business consistent with prior practice;

                  (k)      comply in all material respects with all Applicable
         Laws;

                  (l) (i) not change any financial or Tax accounting methods, policies or practices of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, except as required by a change in GAAP or SEC rules, regulations or guidelines or Applicable Law, (ii) not make, revoke, or amend any Tax election of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, (iii) not file any amended Tax Return or claim for refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, (iv) not consent to extend the period of limitations for the payment or assessment of any Tax of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, (v) not enter into any closing agreement affecting any Tax liability or refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary, and (vi) not settle or compromise any Tax liability or refund of the Company or the Subsidiary or with respect to the assets of the Company or the Subsidiary;

                  (m) not (i) enter into any new employment contract or, except as required by Section 6.10(a) hereof, amend any Employment Contract, (ii) increase the compensation or wages of or pay bonuses to Employees, except for such increases or payments in the ordinary course of business consistent with past practice for Employees who are not officers of the Company or the Subsidiary, or (iii) except as may be required by Applicable Law, amend or terminate any Benefit Plan or establish any new employee benefit plan, program, arrangement or agreement;

                  (n) not sell, transfer, lease, license, encumber or otherwise dispose of any property or asset of the Company or the Subsidiary, other than dispositions of property or assets in connection with the ordinary course performance of its obligations under the Material Contracts or dispositions of property or assets made in the ordinary course of business consistent with prior practice for which the proceeds of such disposition are retained by the Company and in an amount not to exceed singularly or in the aggregate Fifty Thousand Dollars ($50,000); and

                  (o) not take any action or knowingly omit to take any action, which action or omission would or is reasonably likely to result in any of the conditions to the Closing not being satisfied or any representations or warranty of the Seller Parties or the Company made under this Agreement to be untrue or inaccurate at, or as of any time prior to, the Closing Date;

         provided, however, that nothing herein will restrict the Company or the Subsidiary from using its working capital to repay indebtedness of the Company or the Subsidiary, including indebtedness to the Seller Parties, subject to the provisions of Section 2.7 hereof.

         6.2 Further Assurances. Each Party will undertake commercially reasonable efforts and do all reasonable acts and things necessary, proper or advisable to consummate the transactions contemplated hereby, and will cooperate reasonably with the other Parties, both before and after the Closing, in connection with any steps required to be taken as part of its obligations under this Agreement. Without limiting the generality of the foregoing:

                  (a) Each of the Seller Parties will (i) as promptly as practicable, file or supply, or cause to be filed or supplied with all relevant Governmental Authorities and other Persons, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law or any contract or agreement in connection with this Agreement and the consummation of the transactions contemplated hereby, (ii) promptly provide Purchaser with copies of all such filings and inform Purchaser of any written communications received from any Governmental Authority or other Person in connection with the Company Required Consents, (iii) as promptly as practicable, use reasonable efforts to obtain, or cause to be obtained, all Company Required Consents, (iv) coordinate and cooperate with Purchaser in obtaining the consent described in Section 7.2(i), (v) coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by Purchaser in connection with any notices, filings or other actions required to be made or taken by Purchaser in connection with this Agreement, and (vi) promptly notify Purchaser in writing, at any time before the Closing Date, of any fact, condition, event, or occurrence of which it has Knowledge that will or could reasonably result in the failure of any of the conditions contained in Section 7.1 or Section 7.2 to be satisfied; and

                  (b) Purchaser will (i) as promptly as practicable, file or supply, or cause to be filed or supplied with all relevant Governmental Authorities and other Persons, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law or any contract or agreement in connection with this Agreement and the consummation of the transactions contemplated hereby, (ii) promptly provide the Seller Parties with copies of all such filings and inform the Seller Parties of any communications received from any Governmental Authority or other Person in connection with the Purchaser Required Consents, (iii) as promptly as practicable, use reasonable efforts to obtain, or cause to be obtained, all Purchaser Required Consents, (iv) coordinate and cooperate with the Seller Parties in obtaining the consent described in
         Section 7.2(i), (v) coordinate and cooperate with the Seller Parties in exchanging such information and supplying such assistance as may be reasonably requested by the Seller Parties in connection with any notices, filings or other actions required to be made or taken by the Seller Parties in connection with this Agreement, and (vi) promptly notify the Seller Parties in writing, at any time before the Closing Date, of any fact, condition, event, or occurrence of which Purchaser becomes aware that will or could reasonably result in the failure of any of the conditions contained in Section 7.1 or Section 7.2 to be satisfied.

         6.3      Confidentiality; Announcements.

                  (a) Subject to Section 6.3(b), for a period of three (3) years following the date of this Agreement, the Parties will keep the terms and conditions of this Agreement and of the transactions contemplated hereby confidential, and the Seller Parties and their Affiliates shall keep confidential all information related to the Company or the Subsidiary and their business and no Party will, nor will it permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that trade secrets included in the Intellectual Property of the Company or the Subsidiary shall be kept confidential indefinitely; provided further that the foregoing confidentiality and non-disclosure obligations will not apply to any Party to the extent that (i) disclosure of such information is reasonably necessary to consummate the transactions contemplated hereby, (ii) disclosure of such information is required pursuant to Applicable Law (including the Exchange Act and the rules and policies of the New York Stock Exchange), or an order of any Governmental Authority, (iii) disclosure of such information is reasonably necessary for such Party to enforce its rights under this Agreement or any other agreement or instrument delivered by or to such Party pursuant to this Agreement, or (iv) such information is already in the public domain other than as a result of a breach of this Section 6.3(a) or any other confidentiality or non-disclosure obligation owed to any Party by any Person (including any other Party); provided further that to the extent feasible, prior to disclosing any such information to a Third Party pursuant to clause (i) or (iii) above, a Party shall notify the other Parties of the proposed disclosure and use its commercially reasonable efforts to obtain from the Third Party reliable assurance that such information will be accorded confidential treatment.

                  (b) With respect to any initial public announcement of the consummation of the transactions contemplated hereby, the Parties will use their reasonable best efforts to reach agreement on the contents and timing thereof and, with respect to any subsequent announcement, through the six-month anniversary of the Closing Date, or any announcement relating to any litigation brought by Minority Shareholders, at any time, each Party will (i) consult with the other Parties with respect to the contents of such announcement, (ii) provide the other Parties reasonable opportunity to comment thereon, and (iii) use reasonable efforts to incorporate any such comments. However, such requirements for cooperation will not serve to delay any Party from making any such required public announcement within any specific time period mandated by Applicable Law or otherwise on a timely basis.

         6.4      Tax Matters.

                  (a)      Filing of Tax Returns for Periods Through Closing
         Date.

                           (i) The Seller Parties will accurately complete and file or cause to be completed and filed on a timely basis all (A) affiliated, combined, consolidated or unitary Tax Returns that include the Seller Parties or any of their Affiliates, and (B) Tax Returns of the Company or the Subsidiary, for any taxable period that ends on or before the Closing Date. For all periods that end on or before the Closing Date, Parent will include the Company and the Subsidiary in Parent's consolidated federal income Tax Return(s). Parent will include the income of the Company and the Subsidiary (including any deferred items triggered into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Parent's consolidated federal income Tax Returns for all periods falling within the Pre-Closing Tax Period. All income Tax Returns to be filed by the Seller Parties pursuant to this Section 6.4(a)(i) will be prepared and filed in a manner consistent with the Seller Parties' prior practice, except for accounting method changes that do not relate to any Company or Subsidiary Tax Return item and except as required by any change in

                  Applicable Law. The Seller Parties shall use reasonable efforts to consult Purchaser if the Seller Parties propose to file a Tax Return pursuant to this Section that includes a tax position not previously taken if such action could have a material adverse impact on Purchaser, any Affiliate of Purchaser, the Company or the Subsidiary.

                           (ii) Purchaser will, except to the extent that such Tax Returns are the responsibility of the Seller Parties pursuant to Section 6.4(a)(i), prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company or the Subsidiary with respect to Straddle Periods. At least ten (10) days prior to the due date for the payment of a Tax with respect to a Straddle Period, Purchaser shall deliver to the Seller Parties a written calculation of the Seller Parties' share of such Tax (in accordance with Section 6.4(b)) and the Tax Return relating to such Tax, and at least five (5) days prior to the due date for payment of such Tax, the Seller Parties will pay Purchaser the amount of Taxes shown on such Tax Returns that relate to the portion of the Straddle Period through the end of the Closing Date (as determined in accordance with Section 6.4(b)); provided, however, that the failure of Purchaser to make such timely delivery shall not relieve the Seller Parties of any of their obligations with respect to Taxes and indemnity obligations therefor under the Tax Provisions, except to the extent that the Seller Parties are actually prejudiced thereby. Purchaser's calculation of the Seller Parties' share of such a Tax for a Straddle Period shall be subject to approval of the Seller Parties.

                           (iii) Purchaser will cause the Company and the Subsidiary to file income Tax Returns or will include the Company and the Subsidiary in Purchaser's affiliated, combined, unitary or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.

                  (b) Straddle Period. With respect to any Straddle Period, the amount of any Taxes payable by or attributable to the Company and the Subsidiary based on or measured in whole or in part by income or receipts of the Company and the Subsidiary for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Subsidiary holds a beneficial interest will be deemed to terminate at such time). The amount of other Taxes attributable to or payable by the Company or the Subsidiary for a Straddle Period which relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Period.

                  (c)      Tax Indemnification.

                           (i) The Seller Parties shall pay or cause to be paid, shall be jointly and severally liable for, and shall indemnify, defend and hold Purchaser and its Affiliates (including the Company and the Subsidiary after the Closing
                  Date)
                  harmless from and against any and all (A) Taxes of the Company and the Subsidiary for any Pre-Closing Tax Period, (B) Taxes of the Seller Parties imposed on the Company or the Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of the Company or the Subsidiary having been a member of any affiliated, consolidated, combined, or unitary group on or before the Closing Date, (C) any liability for Taxes as a result of transferee or successor liability or under any Tax Sharing Agreement, (D) any liability for Taxes as a result of any breach of any representation or warranty made by the Seller Parties in Section 4.9, and (E) Transfer Taxes resulting from the transactions contemplated by this Agreement pursuant to Section 6.4(j).

                           (ii) Payment in full of any amount due from the Seller Parties under this Section 6.4(c) shall be made to Purchaser in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen (15) days after written demand is made for such payment.

                  (d)      Tax Contests.

                           (i) If any Taxing Authority asserts a Tax Claim, then the Party hereto first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other Party or Parties hereto; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations with respect to Taxes and indemnity obligations therefor under the Tax Provisions, except to the extent that the other Party is actually prejudiced thereby. Such notice shall specify in reasonable detail, to the extent known, the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

                           (ii) The Seller Parties shall have the right and obligation to control, at their own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a "Tax Proceeding") in respect of the Company or the Subsidiary for any taxable period that ends on or before the Closing Date; provided, however, that, in the event of any Tax Claim in excess of One Thousand Dollars ($1,000), (A) the Seller Parties shall provide Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) the Seller Parties shall use reasonable efforts to consult with Purchaser before taking any significant action in connection with such Tax Proceeding, (C) the Seller Parties shall use reasonable efforts to consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding,
                  (D) the Seller Parties shall defend such Tax Proceeding diligently and in good faith as if they were the only party in interest in connection with such Tax Proceeding, (E) Purchaser shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (F) the Seller

                  Parties shall not settle, compromise or abandon any issues relating to such Tax Proceeding, if such action could have a materially adverse impact on Purchaser or any Affiliate of Purchaser (including the Company and the Subsidiary after the Closing Date), without obtaining the prior written consent of Purchaser.

                           (iii) In the case of a Tax Proceeding for a Straddle Period of the Company and the Subsidiary, Purchaser shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (A) Purchaser shall provide the Seller Parties with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) Purchaser shall use reasonable efforts to consult with the Seller Parties before taking any significant action in connection with such Tax Proceeding, (C) Purchaser shall use reasonable efforts to consult with the Seller Parties and offer the Seller Parties an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) the Seller Parties shall be entitled to participate, at their own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and
                  (F) Purchaser shall not settle, compromise or abandon any such Tax Proceeding, if such action could have a materially adverse impact on the Seller Parties or any Affiliate of the Seller Parties, without obtaining the prior written consent of the Seller Parties.

                  (e) Purchaser Consolidated Returns. Notwithstanding any other provision of this Agreement, (i) Purchaser shall be entitled to control in all respects, and none of the Seller Parties, nor any Affiliate of the Seller Parties shall be entitled to participate in, any Tax Proceeding with respect to any affiliated, consolidated, combined or unitary Tax Return that includes Purchaser, and (ii) Purchaser and its Affiliates shall not be required to provide any Person with any affiliated, consolidated, combined or unitary Tax Return or copy thereof that includes Purchaser (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 6.4(e), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Company or the Subsidiary).

                  (f) Seller Party Consolidated Returns. Notwithstanding any other provision of this Agreement, (i) the Seller Parties shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any affiliated, consolidated, combined or unitary Tax Return that includes the Seller Parties, and (ii) the Seller Parties shall not be required to provide any Person with any affiliated, consolidated, combined or unitary Tax Return or copy thereof that includes the Seller Parties (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this subsection (ii) of Section 6.4(f), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Company and/or the Subsidiary).

                  (g) Cooperation. Each Party hereto shall provide to the other Party hereto such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation therefor under the Tax Provisions or a right to refund of Taxes, (iii) conducting any Tax Proceeding,
         (iv) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period or (v) understanding the financial and tax accounting of the Seller Parties for the Company and the Subsidiary with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation, documentation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess or control. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party's own expense. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

                  (h) Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between the Seller Parties or any of their Affiliates (other than the Company or the Subsidiary) on the one hand and the Company or the Subsidiary on the other hand, under any Tax Sharing Agreement in effect prior to the Closing Date (other than this Agreement) that are not paid or satisfied at or prior to the Closing shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

                  (i)      Tax Treatment.

                           (i) The Seller Parties, the Company, and the Subsidiary, and each of their respective Affiliates shall treat any and all payments under Sections 2.7(d), 6.4(c), 6.4(k), or Article 9 as an adjustment to the Purchase Price to the maximum extent permitted by applicable Tax laws.

                           (ii) Neither Purchaser nor the Seller Parties shall make or file any election under Code Section 338(h)(10) (or any similar provision of the law of any state or other taxing jurisdiction) with respect to the sale of the Company Shares (or the acquisition of shares in the Subsidiary) pursuant to this Agreement. For purposes of all Tax Returns and other applicable filings, the Seller Parties and Purchaser will report the transactions contemplated hereby as a sale of the Company Shares.

                  (j) Survival of Obligations. Notwithstanding anything in this Agreement to the contrary, (i) the obligations of the Parties set forth in the Tax Provisions with respect to Taxes and indemnity obligations therefor shall not be subject to any restrictions or limitations of any kind other than as expressly set forth in the Tax Provisions and shall survive the Closing, and (ii) the representations and warranties in Section 4.9 with respect to Taxes and indemnity obligations therefor shall survive, until thirty (30) days after the expiration of all applicable statutes of limitations (giving effect to any extensions or waivers thereof).

                  (k) Transfer Taxes. All Transfer Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement shall be borne by the Seller Parties. The Seller Parties will prepare any Tax Returns that must be filed in connection with any Transfer Taxes and will provide a copy to Purchaser for its comment and approval.

                  (l) Approvals, Consents, etc. To the extent that the law places such responsibility on Purchaser and solely to the extent set forth on Schedule 6.4(l), Purchaser shall obtain material approvals, Consents, licenses, Permits, waivers or authorizations relating to Taxes or Tax Returns, and shall make filings with respect thereto, in connection with the consummation of the transactions contemplated by this Agreement. Except as provided pursuant to the preceding sentence, the Seller Parties shall obtain all material approvals, Consents, licenses, Permits, waivers or authorizations relating to Taxes or Tax Returns, and shall make all filings with respect thereto, in connection with the consummation of the transactions contemplated by this Agreement.

                  (m) Dispute Resolution. In the event that the Seller Parties and Purchaser disagree as to the amount or calculation of any payment to be made under this Agreement relating to Taxes, or the interpretation or application of any provision under this Agreement relating to Taxes, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the commencement of the dispute, the Seller Parties and Purchaser shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both Parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Following the decision of the Independent Firm, the Seller Parties and Purchaser shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne fifty percent (50%) by the Seller Parties and fifty percent (50%) by Purchaser.

                  (n) Coordination. Notwithstanding anything in this Agreement to the contrary, in the event there is a conflict between the Tax Provisions and any other provision contained in this Agreement, the Tax Provisions shall control.

         6.5      Employment Matters.

                  (a) The Company and the Subsidiary are and have been in material compliance with all notice and other requirements under the WARN Act. The Seller Parties shall not, and shall cause the Company and the Subsidiary not to, at any time ninety (90) days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (i) a "plant closing" as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or the Subsidiary; or (ii) a "mass layoff" as defined in the WARN Act affecting any site of employment of the Company or the Subsidiary. In addition, the Seller Parties hereby agree to jointly and severally indemnify Purchaser and to defend and hold Purchaser harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which Purchaser may incur in connection with any suit or claim of violation brought against Purchaser under the WARN Act, which relates to actions taken by the Company or the Subsidiary with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or the Subsidiary prior to the Closing Date.


                  (b) On or before the Closing Date, the Seller Parties shall cause the Company to provide a list to Purchaser of the name and site of employment of any and all of the employees of the Company and the Subsidiary who have experienced, or will experience, an "employment loss" under the WARN Act within the ninety (90) days prior to the Closing Date. Purchaser agrees that, following the Closing, it will cause the Company and the Subsidiary to maintain the employment of a sufficient number of the Company's and the Subsidiary's employees so as to preclude any requirement for the giving by the Company or the Subsidiary or any of its Affiliates before the Closing of any layoff, closing or other termination notice pursuant to the provisions of the WARN Act.

                  (c) Effective not later than immediately before the Closing, the Seller Parties shall (i) cause to be transferred to the Company or the Subsidiary any assets held (other than assets held by the Company, the Subsidiary, or any of their subsidiaries) on or after the date hereof in any account where such assets are earmarked or reserved for the payment of benefits under a Benefit Plan and (ii) cause the Company or the Subsidiary to be treated as the sole settlor of any trust whose assets are earmarked or reserved for the payment of benefits under a Benefit Plan with all of the rights presently held by any settlor thereunder.

         6.6 Payment of Company and Subsidiary Debt Obligations. On or before the Closing Date, the Seller Parties shall cause the Company or the Subsidiary to pay or cause to be paid and discharged all outstanding indebtedness of the Company and the Subsidiary for borrowed money, but excluding any indebtedness of the Subsidiary to the Company or of the Company to the Subsidiary; provided, however, that, unless otherwise expressly provided herein, the Seller Parties will have no obligation to pay or discharge or cause to be paid or discharged (i) any current account payable or other current liability of the Company or the Subsidiary that is taken into account in the calculation of the Net Working Capital Adjustment, (ii) any real estate lease or capital lease obligation of the Company or the Subsidiary, or (iii) any guaranty, surety, indemnity or similar obligation or other covenant or performance obligation of the Company or the Subsidiary that arises under or in connection with any contract (including any Material Contract) to which the Company or the Subsidiary is party, by which the Company or the Subsidiary is bound or under which the Company or the Subsidiary receives a direct benefit in connection with the conduct of the Company's or the Subsidiary's business (other than any contract or obligation identified on Schedule 6.6). For the avoidance of doubt, on or before the Closing Date, the Seller Parties shall cause the Company to pay or cause to be paid and/or discharged all indebtedness identified on Schedule 6.6.

         6.7      No Solicitation.

                  (a) From the date hereof through the Closing, none of the Seller Parties, their Affiliates nor their respective representatives (including investment bankers, attorneys and accountants) shall, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, concerning any sale of all or a portion of the Company or the Subsidiary, or of any shares of capital stock of the Company or the Subsidiary or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company or the Subsidiary, except the Preliminary Merger (each such transaction being referred to herein as a "Proposed Acquisition Transaction") other than with (i) Purchaser and its representatives, or (ii) as required by Applicable Law. None of the Seller Parties, the Company nor any of their Affiliates shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) relating to any Proposed Acquisition Transaction. Each of the Seller Parties represents that neither it nor the Company nor the Subsidiary is directly or indirectly now engaged in discussions or negotiations with any Person other than Purchaser with respect to any of the foregoing.

                  (b) The Seller Parties shall promptly notify Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Purchaser of the identity of the prospective purchaser or soliciting party and any other information relating to such inquiry or proposal Known to the Seller Parties, subject to any confidentiality agreements to which the Seller Parties, the Company or the Subsidiary are party as of the date of the Exclusivity Agreement, dated as of April 13, 2004, between Purchaser and El Dorado.

         6.8      Non-Competition; No Solicitation of Employees.

                  (a) Each of the Seller Parties agrees that effective upon the Closing it will not, for a period of five (5) years following the Closing Date, either directly or indirectly, through any subsidiary or otherwise, engage in any business similar to or which competes with the business of the Company or the Subsidiary as conducted as of the date hereof and the Closing Date, including, but not limited to, the licensing of, and manufacture and sale of products incorporating, the New Cask Technology.

                  (b) For a period of two (2) years following the Closing Date, none of the Seller Parties or their subsidiaries shall, directly or indirectly, solicit for employment or otherwise solicit the services of any of the officers, senior managers or key employeeS of the Company or the Subsidiary as of the Closing Date; provided, however, that this non-solicitation covenant shall not cover any officer, senior manager, or key employee (i) terminated or otherwise released by the Company or the Subsidiary from the date of such termination or release or (ii) who contacts any of the Seller Parties or their subsidiaries on his or her own initiative and without any solicitation by any of the Seller Parties or their subsidiaries.

         6.9      Termination of Affiliate Contracts. Except as set forth on
Schedule 6.9 and except as agreed to in writing by the Seller Parties and Purchaser, all contracts, agreements or arrangements between the Company or the Subsidiary, on the one hand, and any Affiliates of the Company or the Subsidiary, on the other, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto or be terminated by the Seller Parties and other parties thereto on or prior to the Closing Date.

         6.10     Change of Control Arrangements.

                  (a) Prior to the Effective Time, the Seller Parties shall cause the Company and/or the Subsidiary (as applicable) to amend the Second Amended Employment Agreement, dated July 1, 2004, with Peter J. Walier, to provide that, as of the Effective Time, one of the Seller Parties, and not the Company or the Subsidiary, shall be liable to Mr. Walier for any 2004 Retention Bonus (as defined therein) and for any Incentive and any Bonus Incentive (each as defined therein) payable thereunder in connection with the consummation of the transactions contemplated by this Agreement, and the Seller Parties shall make such payment pursuant to the Amended Employment Agreement, as so amended.

                  (b) Purchaser shall be responsible and shall pay or shall cause the Company or the Subsidiary to pay any severance-related Liabilities of the Company and the Subsidiary to officers and Employees of the Company and the Subsidiary that arise under the Employment Contracts after the Closing, including any severance-related Liabilities arising from the resignations or terminations required by
         Section 2.5(j) hereof.

         6.11 Access to Company and Subsidiary Information. Upon reasonable notice and subject to Applicable Laws and any confidentiality obligations, the Seller Parties shall cause the Company and the Subsidiary to afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Purchaser reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Company's and the Subsidiary's properties, books, contracts, commitments and records and, during such period, the Seller Parties shall cause the Company and the Subsidiary to furnish promptly to Purchaser and its Representatives, (a) access to each report, schedule and other document filed or received by the Company or the Subsidiary pursuant to the requirements of Applicable Laws or filed with or sent to any Governmental Authority and (b) access to all information concerning the Company or the Subsidiary and their directors and officers and such other matters as may be reasonably requested by the Purchaser or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Purchaser shall, and shall cause its Representatives to, hold in confidence all documents and information concerning the Company or the Subsidiary furnished to it in connection with the transactions contemplated by this Agreement. The Seller Parties shall reasonably cooperate with Purchaser's integration planning efforts. Without limiting the scope of the cooperation obligation related to Tax matters under Section 6.4(g), after the Closing Date, the Seller Parties shall provide Purchaser such supplementary information or documents as Purchaser, the Company or the Subsidiary may reasonably request in order to understand the records and information of the Company and the Subsidiary as of the Effective Time.

         6.12 Use of Company and Subsidiary Name After the Closing. From and as of the Closing and continuing indefinitely thereafter, the Seller Parties and their Affiliates shall not use the name "NAC" or "Nuclear Assurance Corporation" or any similar variation thereof in any business venture or activity. Nothing herein will prohibit the Seller Parties from using the names "NAC" or "Nuclear Assurance Company" in any announcements or other descriptions of the transactions contemplated in this Agreement or in Tax Returns or other filings with Governmental Authorities.

         6.13     Parent Support Obligations.

                  (a) Purchaser acknowledges that Parent has entered into certain guarantee and indemnity obligations in support of the Company's and/or the Subsidiary's obligations to certain of its customers, certain of which parent support obligations are described on Schedule
         6.13 (the "Parent Support Obligations"). At the Closing, Purchaser and Parent shall enter into an indemnification agreement substantially in the form set forth in Exhibit C to this Agreement (the "Indemnification Agreement"), pursuant to which Purchaser shall agree to indemnify Parent for up to $2 million of any liabilities incurred by Parent under the Parent Support Obligations arising out of the performance of the Company's and/or the Subsidiary's obligations under the applicable customer contracts after the Closing (each such payment an "Indemnity Payment").

                  (b) Following the Closing, neither the Company nor the Subsidiary will utilize the General Agreement of Indemnity, dated March 1, 2001, by and between United States Fire Insurance Company, Parent, the Company and the Subsidiary (the "US Fire Indemnity Agreement") for any purpose other than to support that certain Agreement, dated April 27, 1999 between the Subsidiary and APS (as agent for the participants in the Arizona Nuclear Power Project) for Supply of Transportable Dry Spent Fuel Storage System (Contract No. 500219319) (the "APS Agreement") (which does not include, for purposes of this Agreement, the amendments thereof dated July 12, 2004 and June 9, 2004). When the Subsidiary has received notice of final acceptance of all of its work under the APS Agreement, Purchaser and the Seller Parties promptly will take all steps necessary to cause the US Fire Indemnity Agreement to be terminated and provide Parent with evidence satisfactory to Parent of such termination, and Parent will have no further obligation thereunder. When the Subsidiary has received notice of final acceptance of all of its work under the UMS Hardware Supply Agreement (as such term is defined in that certain Amended and Restated Parent Guarantee, dated April 22, 2003, by Parent for the benefit of Maine Yankee Atomic Power Company (the "Maine Yankee Guarantee")), Purchaser and the Seller Parties promptly will take all steps necessary to cause the Maine Yankee Guarantee to be terminated and provide Parent with evidence satisfactory to Parent of such termination, and Parent will have no further obligation thereunder.

                  (c) The Seller Parties shall cause the reimbursement and indemnity agreements of the Company and the Subsidiary to the Seller Parties set forth on Schedule 4.7 and relating to the Parent Support Obligations to terminate effective as of the Closing Date.

                                   ARTICLE 7
                             CONDITIONS FOR CLOSING

         7.1 Conditions to Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by the Seller Parties in their sole discretion) of the following conditions on or prior to the Closing Date:

                  (a) the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality will be true, accurate and complete, and the representations and warranties of Purchaser contained in this Agreement that are not so qualified will be true, accurate and complete in all material respects, in each case as of the date hereof and on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which will remain true as of such date);

                  (b) Purchaser will have duly performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date;

                  (c) no Applicable Law will have been enacted or made effective and no order, judgment, decree or decision of any Governmental Authority will have been issued or made that serves to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby, and no Proceeding will have been commenced and be continuing that seeks to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby;

                  (d) Purchaser will have obtained the Purchaser Required Consents, the failure of which to obtain would prevent, materially delay or materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement; and

                  (e) the Seller Parties will have received the deliverables required to be made to them pursuant to Section 2.6.

         7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment

(or waiver by Purchaser in its sole discretion) of the following conditions on or prior to the Closing Date:

                  (a) the representations and warranties of the Seller Parties contained in this Agreement that are qualified by materiality will be true, accurate and complete, and the representations and warranties of the Seller Parties contained in this Agreement that are not so qualified will be true, accurate and complete in all material respects, in each case as of the date hereof and on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which will remain true as of such date);

                  (b) the Seller Parties will have duly performed and complied in all material respects with all of their covenants, obligations and agreements required by this Agreement to be performed or complied with by the Seller Parties on or before the Closing Date;

                  (c) no Applicable Law will have been enacted or made effective and no order, judgment, decree or decision of any Governmental Authority will have been issued or made that serves to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby, no Proceeding will have been commenced and be continuing that seeks to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby, and no antitrust agency shall have threatened to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or impose terms or conditions that would reasonably be expected to have a Material Adverse Effect (which would be deemed to include the divestiture, or placement in trust or similar arrangement, of the Company, the Subsidiary or any material assets or business thereof);

                  (d) no event, occurrence, fact, condition, change, development, or circumstance will have occurred since the date of this Agreement which has or would reasonably be expected to have a Material Adverse Effect;

                  (e) the Seller Parties will have obtained the Company Required Consents, the failure of which to obtain would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

                  (f) Purchaser will have obtained the Purchaser Required Consents, the failure of which to obtain would prevent, materially delay or materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement;

                  (g) Purchaser will have received the deliverables required to be made to it pursuant to Section 2.5;

                  (h)      the Company or Subsidiary key employees identified on
         Schedule 7.2(h) shall have entered into retention/confidentiality/non-compete agreements with the Company and/or the Subsidiary substantially in the form set forth in Exhibit D with such economic terms as are disclosed by Purchaser to the Seller Parties;

                  (i) the DOE and the NRC, or their respective staffs, shall have consented, or Purchaser shall have otherwise obtained adequate assurance to its sole satisfaction that there is no objection by the DOE or the NRC, or their respective staffs, to the operation by the Subsidiary of the Nuclear Materials Management and Safeguards System database ("NMMSS") after the Closing Date, on such terms and conditions, if any, which would not have or reasonably be expected to have a Material Adverse Effect (it being understood that terms or conditions which materially impact the economic benefit of the operation by the Subsidiary of NMMSS after the Closing Date, or that require the divestiture, or placement in trust or similar arrangement, of the Company, the Subsidiary or any material assets or business thereof, would be deemed to be a Material Adverse Effect);

                  (j) no Proceeding will have been commenced, and be continuing, by or on behalf of a Minority Shareholder or relating to the Preliminary Merger which has or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Purchaser or the transactions contemplated hereby; and

                  (k) Purchaser shall be reasonably satisfied that there has not been, and there is not reasonably likely to be, a materially adverse development with respect to the NRC licensing of the New Cask Technology, including the timing of completion thereof.

                                   ARTICLE 8
                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the written agreement of the Seller Parties and Purchaser;

                  (b) by the Seller Parties or Purchaser, by written notice to the other, if the transactions contemplated hereby have not been consummated pursuant hereto by 5:00 p.m. (New York, New York time) on the date that is ninety (90) days from the date hereof (the "Initial Termination Date"), unless the failure to close is due to the failure of the notifying Party to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing Date; provided, however, that, if on the Initial Termination Date, the condition to Closing set forth in Section 7.2(e),
         Section 7.2(f) or Section 7.2(i) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, and the applicable Parties are diligently pursuing fulfillment of the condition, then the Initial Termination Date shall be extended for an additional thirty (30) day period;

                  (c) by the Seller Parties, by written notice to Purchaser, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of Purchaser hereunder, which breach would prevent, materially delay or materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from the Seller Parties, specifying the nature of such breach and requesting that it be remedied;

                  (d) by Purchaser, by written notice to the Seller Parties, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of the Seller Parties hereunder, which breach would result in a Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Seller Parties of notice in writing from Purchaser, specifying the nature of such breach and requesting that it be remedied; or

                  (e) by the Seller Parties or Purchaser, by written notice to the other, if any Applicable Law is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such Party, of prohibiting the Closing, or by any Party if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable.

         8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement will become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party, or any of their directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except, in connection with a termination pursuant to Section 8.1(c) or Section 8.1(d), for any Liability resulting from such Party's breach of this Agreement. For the avoidance of doubt, the Parties agree that, in the event this Agreement is terminated because the transactions contemplated hereby do not close solely because the condition to closing set forth in Section 7.2(h) has not been fulfilled, no Party shall have any Liability to another Party if the Seller Parties shall have used their commercially reasonable efforts to cause the fulfillment of such condition. Notwithstanding the foregoing, the provisions of Section 6.3, this Section 8.2, and Article 10, and the definitions herein applicable to any of such provisions, will survive termination of this Agreement indefinitely or until the earlier specified time referred to in such provision.

                                   ARTICLE 9
                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival. All representations, warranties, covenants and obligations of the Seller Parties and Purchaser contained in this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to the provisions of Section 9.5. The waiver by the Seller Parties or Purchaser of any of their respective conditions for Closing based upon the accuracy of any representation or warranty of the other Party, or on the performance of or compliance with any covenant or obligation of the other Party, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

         9.2 Indemnification By the Seller Parties. Subject to the limitations set forth in this Article 9 and in Section 10.14, the Seller Parties hereby covenant and agree that, to the fullest extent permitted by Applicable Law, they will, jointly and severally, defend, indemnify and hold harmless Purchaser, its Affiliates (which, after the Closing, will include the Company, the Subsidiary and their respective successors) and its and their respective officers, directors, employees and agents (collectively, the "Purchaser Indemnitees") for, from and against any and all claims, Liabilities, obligations, losses, fines, penalties, costs, interest, amounts paid in settlement of claims, Proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise) including any out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (each individually, a "Loss" and collectively, "Losses"), whether or not involving a Third Party Claim against any Purchaser Indemnitee, resulting from or arising out of:

                  (a) any breach or inaccuracy of any representation or warranty made by any of the Seller Parties in this Agreement or any other agreement and instrument to be executed and delivered by it pursuant hereto;

                  (b) any breach by any Seller Party of any of its covenants or obligations hereunder or under any other agreement and instrument to be executed and delivered by it pursuant hereto;

                  (c) the Preliminary Merger or any action initiated by Minority Shareholders prior to or after the Closing; and/or

                  (d)      any Reserve Shortfall pursuant to Section 9.7.

         9.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 9 and in Section 10.14, Purchaser hereby covenants and agrees that, to the fullest extent permitted by Applicable Law, it will defend, indemnify and hold harmless each of the Seller Parties, its Affiliates (which, before the Closing, will include the Company, the Subsidiary and their respective successors) and its and their respective officers, directors, employees and agents (collectively, the "Seller Indemnitees") for, from and against, and to pay or reimburse the Seller Indemnitees for, any and all Losses, whether or not involving a Third Party Claim against any Seller Indemnitee, resulting from or arising out of:

                  (a) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or any other agreement and instrument to be executed and delivered by it pursuant hereto;

                  (b) any breach by Purchaser of any of its covenants or obligations hereunder or under any other agreement and instrument to be executed and delivered by it pursuant hereto;

                  (c) the conduct by Purchaser, directly or indirectly, (including through the Company or the Subsidiary) of the businesses of the Company and the Subsidiary following the Closing; and/or

                  (d)      any Reserve Excess pursuant to Section 9.7.

In no event shall the Seller Parties seek to enforce the foregoing indemnities (or any other provision of this Agreement) with respect to Losses suffered by their Affiliates pursuant to the performance by the Company and the Subsidiary of contracts between the Company and/or the Subsidiary and the Seller Parties' Affiliates, including APS. All such Losses shall be addressed under the terms of such contracts or Applicable Law.

         9.4 Limitations on Indemnification Claims. Neither the Seller Parties nor Purchaser will have any Liability pursuant to Section 6.5(a),
Section 9.2 or Section 9.3, as applicable, unless the aggregate amount of Losses otherwise subject to its, or, in the case of the Seller Parties, taken together, their, indemnification obligations thereunder exceeds Two Hundred Thousand Dollars ($200,000) (the "Claim Threshold"), whereupon such Party shall be liable for all Losses exceeding the Claim Threshold, subject to the further limitations of this Agreement; provided, however, that in determining the Liability for any breach of representation, warranty, covenant or agreement under this Agreement, all references to a materiality or similar qualifier or Material Adverse Effect shall be disregarded; and provided further that the Claim Threshold shall not apply with respect to any breach by the Seller Parties of their representations and warranties in Section 3.4, Section 4.4 or Section 4.5, Section 4.6(c) or their covenants in Section 2.7 or Section 6.10(a), with respect to any breach by Purchaser of its representations and warranties in Section 5.8 or its covenants in Section 2.7, Section 6.10(b) or Section 6.13, or with respect to any Liability arising pursuant to Section 9.2(c). Notwithstanding the foregoing or any other provision of this Agreement other than the Tax Provisions:

                  (a) the Seller Parties will not have any indemnification liability under this Agreement in respect of any Loss to the extent that such Loss is covered by insurance held by Purchaser or any Affiliate thereof (which, following the Closing, will include the Company and the Subsidiary and their respective successors), and Purchaser will not have any indemnification liability under this Agreement in respect of any Loss to the extent that such Loss is covered by insurance held by the Seller Parties or any Affiliate thereof (which, following the Closing, will exclude the Company and the Subsidiary and their respective successors); provided, however, that
         (i) to the extent the insurance company denies coverage, such Loss shall not be deemed to be "covered" by insurance and (ii) a Loss shall not be deemed to be "covered" by insurance to the extent of any applicable deductible or self-insurance retention;

                  (b) a Purchaser Indemnitee or Seller Indemnitee (as the case may be) will be required to undertake reasonable efforts to mitigate any Loss in respect of which a claim for indemnification is made or in respect of which the amount of such Loss is added (or permitted to be added) to the Claim Threshold; provided, however, that a Purchaser Indemnitee or Seller Indemnitee (as the case may be) shall not be required pursuant hereto to incur any material costs or prosecute or defend any Proceeding;

                  (c) the aggregate Liability of the Seller Parties for all Losses claimed by Purchaser Indemnitees under Section 6.5(a), Section 9.2(a), Section 9.2(b) (other than for breach of the Seller Parties' obligations under Section 6.10(a)) or Section 9.2(d) will not exceed an amount equal to thirty-five percent (35%) of the Purchase Price; provided, however, that the aggregate liability of the Seller Parties for all Losses claimed by Purchaser Indemnitees as a result of any violation of Section 3.2, Section 4.4, or Section 4.5 will not exceed an amount equal to the Purchase Price; and

                  (d) the aggregate liability of Purchaser for all Losses claimed by Seller Indemnitees under Section 9.3(a), Section 9.3(b) (other than for breach of Purchaser's obligations under Section 6.10(b) or Section 6.13) or Section 9.3(d) will not exceed an amount equal to thirty-five percent (35%) of the Purchase Price; provided, however, that the aggregate liability of Purchaser for all Losses claimed by Seller Indemnitees as a result of any violation of Section 5.2 will not exceed an amount equal to the Purchase Price.

         9.5 Timing of Indemnification Claims. No Purchaser Indemnitee will be entitled to recover under an indemnification claim against the Seller Parties under Section 6.5(a) or Section 9.2, and no Seller Indemnitee will be entitled to recover under an indemnification claim against Purchaser under Section 9.3, unless such claiming Person has delivered to the applicable indemnifying Party written notice of such claim for indemnification within the following applicable claims period (each, a "Claims Period"):

                  (a) with respect to any indemnification claim arising out of (i) the breach by any Party of any representation, warranty, covenant or agreement relating to such Party's authority and/or ability to enter into this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto and consummate the transactions contemplated hereby or thereby, (ii) the breach by the Seller Parties of any representation, warranty or covenant regarding El Dorado's title to the Company Shares or the Company's title to the Subsidiary Shares, and their ability to transfer the same to Purchaser, free and clear of all Liens, (iii) any fraudulent act or willful misrepresentation by any Party with respect to this Agreement and/or the transactions contemplated hereby, and (iv) the conduct by Purchaser (directly or indirectly) of the businesses of the Company and the Subsidiary following the Closing, the Claims Period will commence on the date of the Closing and continue until thirty (30) days after expiration of the limitation period applicable thereto under the applicable statute of limitations;

                  (b) with respect to any indemnification claim arising out of the breach by the Seller Parties of any of their covenants in
         Section 6.8 and Section 6.12, the Claims Period will commence on the date of the Closing and continue until thirty (30) days after the expiration of the period specified in such provision;

                  (c) with respect to any indemnification claim arising out of the breach by the Seller Parties or Purchaser of any other representation, warranty, covenant or agreement in this Agreement or in any agreement, instrument or other document executed and delivered pursuant hereto, the Claims Period will commence on the date of the Closing and continue until the second (2nd) anniversary of the Closing Date; provided, however, that, with respect to any indemnification claim arising out of the breach by the Seller Parties of any of their representations and warranties in Section 4.12(c), the Claims Period will commence on the date of the Closing and continue until the third
         (3rd) anniversary of the Closing Date.

Notwithstanding the foregoing, if prior to 5:00 p.m. (New York time) on the last day of the applicable Claims Period, the Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

         9.6      Third-Party Claim Procedures.

                  (a) Promptly after receipt by a Seller Indemnitee or a Purchaser Indemnitee, as the case may be (an "Indemnitee") of notice of the assertion of a Third-Party Claim against it, such Indemnitee will give prompt notice to the Party obligated to indemnify such Indemnitee under Section 9.2 or Section 9.3 as the case may be (each, an "Indemnitor") of the assertion of such Third-Party Claim, provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to such Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim was materially prejudiced by the Indemnitee's failure to give such prompt notice.

                  (b) If an Indemnitee gives notice to an Indemnitor pursuant to Section 9.6(a) of the assertion of a Third-Party Claim, the Indemnitor will be entitled to participate in the defense of such Third-Party Claim (at its sole cost) and, subject to Section 9.6(c), to assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitor will not, so long as it diligently conducts such defense, be liable to the Indemnitee under
         Section 9.2 or 9.3 (as applicable) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of, and subject to, indemnification as provided herein, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnitor or will be binding on the Indemnitee without the Indemnitee's prior written consent (not to be unreasonably withheld or delayed), unless (A) there is no finding or admission of any violation of law or of the rights of any Person, (B) an unconditional term thereof is the release from all Liability with respect to such claim to each Indemnitee that is the subject of such Third-Party Claim, except as provided in clause (C), and (C) the sole relief provided is monetary damages that are paid in full by the Indemnitor. If notice is given by an Indemnitee to an Indemnitor of the assertion of any Third-Party Claim and the Indemnitor does not, within ten (10) Business Days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitee will be entitled, to the Indemnitor's exclusion and at the Indemnitor's cost, to fully assume the defense of such Third-Party Claim, and the Indemnitor will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnitee in respect thereof.

                  (c)      Notwithstanding the foregoing provisions of this
         Section 9.6, the Indemnitee may require that the Indemnitor not assume or maintain control of, or actively participate in (in which case, the Indemnitor will not assume, maintain control of or actively participate in) the defense of, a Third Party Claim against the Indemnitee if (i) the Indemnitor is also a Person against whom the Third-Party Claim is made and the Indemnitee determines in good faith that joint representation of the Indemnitor and Indemnitee would be inappropriate, (ii) the Indemnitee requests, and the Indemnitor fails to provide, reasonable assurance to the Indemnitee of the Indemnitor's financial capacity to defend such Third-Party Claim and to provide indemnification with respect thereto, or (iii) the Indemnitee determines in good faith that there is a reasonable probability that the Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement. In any of these events, the Indemnitee may, by written notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnitor will not be bound by any compromise or settlement of such Third-Party Claim for the purposes of this Agreement without its prior written consent to such compromise or settlement.

                  (d) Each of the Seller Parties and Purchaser hereby consents, to the extent that it is an Indemnitor in respect of a Third-Party Claim, to the nonexclusive jurisdiction of any court or arbitration panel in which a Proceeding in respect of such Third-Party Claim is brought against any Indemnitee for purposes of any claim that an Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on any Indemnitor with respect to such a claim anywhere in the world.

                  (e) With respect to any Third-Party Claim subject to indemnification under Section 9.2 or Section 9.3, (i) the Indemnitee(s) and the Indemnitor(s), as the case may be, will keep the other(s) fully informed of the status of such Third-Party Claim and any related actions or proceedings at all stages thereof, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                  (f) With respect to any Third-Party Claim subject to indemnification under Section 9.2 or Section 9.3, the Parties agree to cooperate in such a manner as to preserve to the greatest extent possible the confidentiality of all confidential and proprietary information of the Parties and the attorney-client and work-product privileges as between the Parties and their respective legal advisors. In connection therewith, each Party agrees that (i) it will use all reasonable efforts in respect of any Third-Party Claim in which it assumes or participates in the defense to avoid production of confidential and proprietary information (consistent with Applicable Law and rules of procedure), and (ii) all communications between each Party and counsel responsible for or participating in the defense of any Third-Party Claim will, to the greatest extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                  (g) With respect to any Third-Party Claim subject to indemnification under Section 9.2(c), reasonable expenses (including attorneys' fees) incurred by the Indemnitee in connection therewith shall be paid by the Indemnitor as they are incurred in advance of the final disposition of such Third-Party Claim.

         9.7 Reserve Indemnity. If, within three (3) years of the Closing Date, pursuant to any audit or review by any Governmental Authority in connection with the Government Contracts set forth on Schedule 4.12(c), the Company or the Subsidiary shall be required to make any payment or payments for possible overcharges or potentially disputed or unallowable costs with respect to work performed or costs incurred under such Government Contracts as of the Closing Date in excess of the Reserve Amount plus any additional amounts reserved between the date hereof and the Closing Date in respect thereof (the "Additional Reserves"), then the Seller Parties shall indemnify Purchaser for such excess amount (the "Reserve Shortfall"), subject to Section 9.4(c) and the Claim Threshold. If, however, after such three-year period has expired, amounts so payable by the Company or the Subsidiary, if any, are less than the Reserve Amount plus the Additional Reserves, then Purchaser shall remit to the Seller Parties for the difference between the amounts actually paid and the Reserve Amount plus the Additional Reserves (the "Reserve Excess"), subject to Section 9.4(d) and the Claim Threshold. The Claims Period for claims pursuant to this
Section 9.7 will commence on the date of the Closing and continue until thirty
(30) days after the third anniversary of the Closing Date. Purchaser shall use its commercially reasonable efforts to defend the position of the Company or the Subsidiary, as the case may be, in connection with any such audit or review by a Governmental Authority and, upon the written request of either of the Seller Parties, will promptly provide the Seller Parties with reasonable information regarding the scope or status of any such audit or review.

         9.8 Exclusive Remedy. Except to the extent provided in Section 10.2, from and after the Closing, the indemnification obligations and remedies set forth in this Article 9 will be the sole and exclusive remedy of the Seller Parties and Purchaser with respect to the matters for which indemnification may be sought pursuant to this Article 9, except in the event of fraud. Without limiting the generality of the foregoing, no Proceeding based upon predecessor or successor liability, contribution, tort or strict liability, in each case except to the extent such claim is based on fraud, may be maintained by the Seller Parties or Purchaser against the other with respect to the matters for which indemnification is provided pursuant to this Article 9. Notwithstanding anything to the contrary contained in this Article 9, the representations, warranties, covenants, agreements, obligations, indemnities, and time limits pertaining to matters addressed in the Tax Provisions shall be governed solely as provided therein.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Expenses. Except as otherwise expressly provided in this Agreement, the Seller Parties and Purchaser will bear their respective expenses, costs and fees (including attorneys' and other advisors' fees) in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and the other agreements and instruments to be entered into pursuant hereto and the preparation and filing of any notices or applications with respect to required Consents, whether or not the transactions contemplated hereby are consummated.

         10.2 Specific Performance. The Parties hereby acknowledge and agree that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to consummate the sale and purchase of the Company Shares as contemplated herein (other than as permitted by the provisions hereof), such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to consummate the sale and purchase of the Company Shares as contemplated herein (other than as permitted by the provisions hereof), then, in addition to any other remedy which may be available to the other Party at law or in equity, such other Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such Party will be entitled to seek in any court of competent jurisdiction.

         10.3 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Authority or arbitrator or under any Applicable Law, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement will not be affected thereby.

         10.4 Notices. All notices, requests, demands, claims and other communications required or permitted to be given or made hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the next Business Day following being so sent, and (iv) if sent by electronic facsimile, once such notice or other communication is transmitted to the fax number specified below and the appropriate printed confirmation of transmission is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or sent by overnight delivery service in accordance with clause (iii) above:

                  (a)      If to the Seller Parties, addressed to:

                  El Dorado Investment Company
                  400 N. 5th Street
                  Mail Station 9988
                  Phoenix, Arizona  85004
                  Facsimile:  (602) 250-3887
                  Attn:  John R. Finn
                  with a copy to:

                  Snell & Wilmer L.L.P.
                  One Arizona Center
                  400 E. Van Buren
                  Phoenix, Arizona 85004-2202
                  Facsimile:  (602) 382-6070
                  Attn:  Matthew P. Feeney

                  (b)      If to Purchaser, addressed to:

                  USEC Inc.
                  2 Democracy Center
                  6903 Rockledge Drive
                  Bethesda, MD  20817
                  Facsimile:  (301) 564-3201
                  Attn:  General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, NW
                  Washington, DC  20005
                  Facsimile: (202) 393-5760
                  Attention:  Pankaj K. Sinha

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Any Party may change its address or fax number for the receipt of notices, requests, demands, claims and other communications hereunder by giving each other Party notice of such change in the manner herein set forth.

         10.5 Dispute Resolution. Subject to the provisions of Section 10.2, any dispute or difference between the Parties arising out of or in connection with this Agreement or the transactions contemplated hereby, including any dispute between an Indemnitee and any Indemnitor under Article 9, which the Parties are unable to resolve themselves will be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under One Million Dollars ($1,000,000), and otherwise before a panel of three (3) arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as supplemented or modified by the provisions of this Section 10.5. The arbitrator(s) will consider the dispute at issue in New York, New York within one hundred twenty (120) days (or such other period as may be acceptable to the Parties) of the designation of the arbitrator. The arbitrator(s) will be bound to follow the laws of the State of Delaware, decisional and statutory, in reaching any decision and making any award and will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the Parties; provided, however, that any Party may seek the vacating, modification or correction of the arbitrator(s)' decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. Section 1-14. Any determination made or award rendered pursuant to the arbitration provisions of this Section 10.5 shall be subject to Section 6.3(a) hereof. Notwithstanding the foregoing sentence, any Party may enforce any award rendered pursuant to the arbitration provisions of this Section 10.5 by bringing suit in any court of competent jurisdiction. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties in such manner as the arbitrator(s) determine to be appropriate under the circumstances. The Parties agree that either or both of them may file a copy of this Section 10.5 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement between the Parties with respect to the subject matter of this Section 10.5. Notwithstanding anything to the contrary contained in this Section 10.5, any dispute or difference between the Parties relating to Taxes, or the interpretation or application of any of the Tax Provisions, shall be resolved solely as set forth in the Tax Provisions.

         10.6 Headings; Interpretation. The headings contained in this Agreement are for purposes of convenience only and will not affect the meaning or interpretation of this Agreement. Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to an "Article," "Section," "subsection," "paragraph" or "subparagraph" followed by a number or letter or combination of the two will be a reference to the particular Article, Section, subsection, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof. The terms "hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph, subparagraph or other subdivision hereof or any Schedule, Exhibit or other attachment hereto. The terms "include," "includes" and "including" will be deemed to be followed by the words "without limitation." Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other gender or neuter, as applicable. Any reference in this Agreement to a particular statute, regulation or code (including any specific provision thereof) includes all regulations and rules thereunder, all amendments thereto in force from time to time (including amendments to provision references) and every Applicable Law in effect that supplements, replaces or supercedes such statute, regulation or code. Whenever consent or approval of any Party is required pursuant to this Agreement, unless expressly stated that such consent or approval is to be given in the sole discretion of such Party, such consent or approval shall not be unreasonably withheld or delayed. Unless otherwise expressly indicated, the phrase "the transactions contemplated hereby" will be deemed to include the sale of the Company Shares to Purchaser and the Preliminary Merger, each in accordance with the provisions of this Agreement.

         10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire and complete agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, commitments, communications, representations and understandings, both written and oral, between the Parties with respect to the subject matter hereof (including any letter of intent between the Seller Parties and Purchaser or any of their respective Affiliates).

         10.8 Governing Law, etc. This Agreement will be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

         10.9 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate or cause to be assumed its obligations hereunder without the prior written consent of the other Parties; provided, however, that Purchaser may assign its right to purchase the Company Shares to any Affiliate of Purchaser as long as such Affiliate agrees in writing to be bound by the applicable terms of this Agreement and no such assignment shall relieve Purchaser from its obligations hereunder and El Dorado may assign its rights to receive the Purchase Price to Parent and no such assignment shall relieve El Dorado from its obligations hereunder. Any attempted assignment, delegation or assumption not in accordance with this Section 10.9 will be null and void and of no effect whatsoever.

         10.10 No Third Party Beneficiaries. Except as provided in Article 9 with respect to indemnification of Indemnitees hereunder, nothing in this Agreement will confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.

         10.11 Amendment; Waivers, etc. No amendment, modification, or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant, or agreement, or failure to fulfill any condition will in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller Parties will not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including by any of its advisors, consultants or representatives) or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

         10.12 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties' respective obligations will be strictly construed, time being of the


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essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by a Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

         10.13 Joint Preparation. This Agreement and each agreement or instrument entered into by the Parties pursuant to the provisions hereof will be considered for all purposes as having been prepared through the joint efforts of the Parties. No presumption will apply in favor of any Party in the interpretation of this Agreement or any such other agreement or instrument or in the resolution of any ambiguity of any provision hereof or thereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof or thereof.

         10.14 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS OR BUSINESS OPPORTUNITY, INCURRED BY ANY OTHER PERSON, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE PARTY WHO IS THE SUBJECT OF SUCH CLAIM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         10.15 Counterparts. This Agreement may be executed in several counterparts and delivered in original form or by electronic facsimile, each of which will be deemed an original and all of which will together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase
Agreement as of the date first above written.



SELLER PARTIES:


PINNACLE WEST CAPITAL CORPORATION


By: /s/ Donald E. Brandt
    --------------------
Name: Donald E. Brandt
      ----------------
Its: Executive Vice President and Chief Financial Officer
     ----------------------------------------------------

EL DORADO INVESTMENT
COMPANY


By: /s/ Donald E. Brandt
    --------------------
Name: Donald E. Brandt
      ----------------
Its: Treasurer
     ---------

PURCHASER:


USEC INC.


By: /s/ Ellen C. Wolf
    -----------------
Name: Ellen C. Wolf
      -------------
Its: Sr. V.P. and C.F.O.
     -------------------


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